Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

among

KEMET CORPORATION,
as a Borrower,

KEMET ELECTRONICS CORPORATION,
as a Borrower,
VARIOUS LENDERS

and

BANK OF AMERICA, N.A.,
as ADMINISTRATIVE AGENT and COLLATERAL AGENT
_______________________________________

Dated as of April 28, 2017

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as SOLE LEAD ARRANGER AND BOOKRUNNER

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS 1

1.01	Defined Terms 1

1.02	Terms Generally and Certain Interpretive Provisions 53

1.03	Limited Condition Acquisition 54

SECTION 2.	AMOUNT AND TERMS OF CREDIT 55

2.01	The Commitments 55

2.02	Minimum Amount of Each Borrowing 56

2.03	Notice of Borrowing 56

2.04	Disbursement of Funds 57

2.05	Notes 57

2.06	Interest Rate Continuations and Conversions 58

2.07	Pro Rata Borrowings 59

2.08	Interest 59

2.09	Interest Periods 60

2.10	Increased Costs, Illegality, etc. 61

2.11	Compensation 63

2.12	Change of Lending Office 64

2.13	Replacement of Lenders 64

2.14	Extended Term Loans 65

2.15	Incremental Term Loan Commitments 67

2.16	Borrowers’ Representative 70

2.17	[Reserved] 71

2.18	Refinancing Facilities 71

2.19	Reverse Dutch Auction Repurchases 73

2.20	Open Market Purchases 74

SECTION 3.	[RESERVED] 75

SECTION 4.	FEE; REDUCTIONS OF COMMITMENT 75

4.01	Fees 75

4.02	Mandatory Reduction of Commitments 75

SECTION 5.	PREPAYMENTS; PAYMENTS; TAXES 76

5.01	Voluntary Prepayments 76

5.02	Mandatory Repayments 78

5.03	Method and Place of Payment 81

5.04	Net Payments 81

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SECTION 6.	CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE CLOSING DATE 85

6.01	Term Loan Credit Agreement 85

6.02	[Reserved] 85

6.03	Opinions of Counsel 85

6.04	Corporate Documents; Proceedings, etc. 85

6.05	Senior Secured Notes Redemption 85

6.06	[Reserved] 85

6.07	Intercreditor Agreement 85

6.08	Insurance 85

6.09	Security Documents 86

6.10	Subsidiaries Guaranty 86

6.11	Financial Statements 86

6.12	Solvency Certificate 87

6.13	Fees, etc. 87

6.14	No Default; Representation and Warranties 87

6.15	Patriot Act 87

6.16	Borrowing Notice 87

6.17	Officer’s Certificate 87

6.18	Material Adverse Effect 87

SECTION 7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE 87

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS 87

8.01	Organizational Status 87

8.02	Power and Authority; Enforceability 88

8.03	No Violation 88

8.04	Approvals 88

8.05	Financial Statements; Financial Condition 89

8.06	Litigation 89

8.07	True and Complete Disclosure 89

8.08	Use of Proceeds; Margin Regulations 90

8.09	Tax Returns and Payments 90

8.10	Benefit Plans 90

8.11	The Security Documents 92

8.12	Properties 92

8.13	Capitalization 93

8.14	Subsidiaries 93

8.15	Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA 93

8.16	Investment Company Act 93

8.17	No Default 94

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Page

8.18	Environmental Matters 94

8.19	Labor Relations 94

8.20	Intellectual Property 94

8.21	EEA Financial Institutions 94

SECTION 9.	AFFIRMATIVE COVENANTS 95

9.01	Information Covenants 95

9.02	Books, Records and Inspections; Conference Calls 99

9.03	Maintenance of Property; Insurance 99

9.04	Existence; Franchises 100

9.05	Compliance with Statutes, etc. 100

9.06	Compliance with Environmental Laws 101

9.07	ERISA 101

9.08	End of Fiscal Years; Fiscal Quarters 102

9.09	ABL Credit Agreement 102

9.10	Payment of Taxes 102

9.11	Use of Proceeds 102

9.12	Additional Security; Further Assurances; etc. 102

9.13	Post-Closing Actions 104

9.14	Permitted Acquisitions 104

9.15	Credit Ratings 104

9.16	Designation of Subsidiaries 104

9.17	KEC 105

SECTION 10.	NEGATIVE COVENANTS 105

10.01	Liens 105

10.02	Consolidation, Merger, or Sale of Assets, etc. 110

10.03	Dividends 114

10.04	Indebtedness 116

10.05	Advances, Investments and Loans 120

10.06	Transactions with Affiliates 123

10.07	Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. 125

10.08	Limitation on Certain Restrictions on Subsidiaries 126

10.09	Business 127

10.10	Negative Pledges 128

10.11	Crystallization Event of Japanese Pledge Agreement 129

SECTION 11.	EVENTS OF DEFAULT 129

11.01	Payments 129

11.02	Representations, etc. 129

11.03	Covenants 129

11.04	Default Under Other Agreements 129

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Page

11.05	Bankruptcy, etc. 130

11.06	ERISA 130

11.07	Security Documents 131

11.08	Guaranties 131

11.09	Judgments 131

11.10	Change of Control 131

SECTION 12.	THE ADMINISTRATIVE AGENT 132

12.01	Appointment and Authorization 132

12.02	Delegation of Duties 133

12.03	Exculpatory Provisions 133

12.04	Reliance by Administrative Agent 134

12.05	No Other Duties, Etc. 134

12.06	Non-reliance on Administrative Agent and Other Lenders 135

12.07	Indemnification by the Lenders 135

12.08	Rights as a Lender 135

12.09	Administrative Agent May File Proofs of Claim; Credit Bidding 135

12.10	Resignation of the Agents 137

12.11	Collateral Matters and Guaranty Matters 137

12.12	Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements 138

12.13	Withholding Taxes 139

SECTION 13.	MISCELLANEOUS 139

13.01	Payment of Expenses, etc. 139

13.02	Right of Setoff 141

13.03	Notices 142

13.04	Benefit of Agreement; Assignments; Participations, etc. 143

13.05	No Waiver; Remedies Cumulative 148

13.06	Payments Pro Rata 149

13.07	Calculations; Computations 149

13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL 150

13.09	Counterparts 151

13.10	[Reserved] 151

13.11	Headings Descriptive 151

13.12	Amendment or Waiver; etc. 152

13.13	Survival 154

13.14	[Reserved] 154

13.15	Confidentiality 155

13.16	USA Patriot Act Notice 156

13.17	[Reserved] 156

13.18	Waiver of Sovereign Immunity 156

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Page

13.19	[Reserved] 156

13.20	INTERCREDITOR AGREEMENT 156

13.21	Absence of Fiduciary Relationship 157

13.22	Electronic Execution of Assignments and Certain Other Documents 157

13.23	Entire Agreement 158

13.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 158

13.25	Original Issue Discount 158

13.26	Parallel Debt 158

SECTION 14.	CREDIT AGREEMENT PARTY GUARANTY 159

14.01	The Guaranty 159

14.02	Bankruptcy 159

14.03	Nature of Liability 160

14.04	Independent Obligation 160

14.05	Authorization 161

14.06	Reliance 162

14.07	Subordination 162

14.08	Waiver 163

14.09	Maximum Liability 164

14.10	Payments 164

14.11	Joint and Several Liability of Borrowers 164

14.12	Keepwell 166

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SCHEDULE 1.01(B)	Unrestricted Subsidiaries

SCHEDULE 2.01	Commitments

SCHEDULE 2.19(a)	Reverse Dutch Auction Procedures

SCHEDULE 8.12	Real Property

SCHEDULE 8.14	Subsidiaries

SCHEDULE 9.13	Post-Closing Actions

SCHEDULE 10.01(iii)	Existing Liens

SCHEDULE 10.04	Existing Indebtedness

SCHEDULE 10.05(iii)	Existing Investments

SCHEDULE 10.06(viii)	Affiliate Transactions

EXHIBIT A-1	Form of Notice of Borrowing

EXHIBIT A-2	Form of Notice of Conversion/Continuation

EXHIBIT B	Form of Term Note

EXHIBIT C	Form of U.S. Tax Compliance Certificate

EXHIBIT D	[Reserved]

EXHIBIT E	Form of Officers’ Certificate

EXHIBIT F	[Reserved]

EXHIBIT G	Form of Security Agreement

EXHIBIT H	Form of Subsidiaries Guaranty

EXHIBIT I	Form of Solvency Certificate

EXHIBIT J	Form of Compliance Certificate

EXHIBIT K	Form of Assignment and Assumption

EXHIBIT L	Form of Incremental Term Loan Commitment Agreement

EXHIBIT M	Form of Intercreditor Agreement

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THIS TERM LOAN CREDIT AGREEMENT, dated as of April 28, 2017, is by and among KEMET Corporation, a Delaware corporation (“Parent”), KEMET Electronics Corporation, a Delaware corporation (“KEC,” and together with the Parent, the “Borrowers”), the Lenders party hereto from time to time and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent and the Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, the Borrowers have requested that the Lenders make Initial Term Loans under this Agreement in the amount of $345,000,000, and the Borrowers will use the proceeds of such borrowings, together with cash on hand, to fund the Senior Secured Notes Redemption (as defined below) and to pay certain fees and expenses related to the Transactions; and
WHEREAS, the Lenders have indicated their willingness to lend such Initial Term Loans on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Section 1.    Definitions and Accounting Terms.
1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABL Collateral” shall have the meaning set forth in the Intercreditor Agreement.
“ABL Credit Agreement” shall mean (a) that certain Loan and Security Agreement, dated as of September 30, 2010, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Intercreditor Agreement) and thereof, among the Borrowers, the other borrowers party thereto, certain lenders party thereto and Bank of America, as the administrative agent, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (a) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.
“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Parent, which assets shall, as a result of the respective acquisition, become assets of the Parent or a Restricted Subsidiary of the Borrower (or assets of a Person who shall be merged with and into the Parent or a Restricted Subsidiary of the Parent) or (b) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Parent (or shall be merged with and into the Parent or a Restricted Subsidiary of the Parent).
“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Additional Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and Parent.
“Additional Specified Foreign Pledge Agreement” shall mean any security agreement, pledge, collateral assignment, mortgage, deed of trust, trust deed or other instrument evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Secured Creditors in any Additional Specified Foreign Stock and/or the TOKIN Preferred Stock, as applicable, as amended, modified, restated, supplemented or replaced from time to time.
“Additional Specified Foreign Stock” shall mean any Equity Interest of any Additional Specified Foreign Subsidiary (it being understood and agreed, for the avoidance of doubt, that at any time KEMET Electronics Japan Co., Ltd. does not constitute an Immaterial Subsidiary, any Equity Interest of KEMET Electronics Japan Co., Ltd. shall constitute Additional Specified Foreign Stock at such time).
“Additional Specified Foreign Subsidiary” shall mean any first-tier Foreign Subsidiary organized under the laws of the Republic of Singapore, Japan, Italy or Mexico.
“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.
“Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Parent or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.
“Agent Parties” shall have the meaning provided in Section 13.03(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents and the Lead Arranger.
“Agreement” shall mean this Term Loan Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to each Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Increased Term Loan Spread” shall mean, with respect to any then outstanding Initial Term Loans at the time of the provision of any new Tranche of Incremental Term Loans that is established pursuant to Section 2.15 which new Tranche is subject to an Effective Yield that is greater than the Effective Yield applicable to such Initial Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) mutually determined by the Administrative Agent and the Borrowers in good faith (and notified by the Administrative Agent to the Lenders) as the margin per annum required to cause the Effective Yield applicable to such then existing Initial Term Loans, after giving effect to any increase in the LIBO Rate floor or Base Rate floor applicable to such existing Initial Term Loans pursuant to Section 2.15(a), to equal (a) the Effective Yield applicable to such new Tranche of Incremental Term Loans minus (b) 0.50%. Each mutual determination of the “Applicable Increased Term Loan Spread” by the Administrative Agent and the Borrowers shall be conclusive and binding on all Lenders absent manifest error.
“Applicable Margin” shall mean a percentage per annum equal to, in the case of Initial Term Loans maintained as (a) Base Rate Term Loans, 5.00% and (b) LIBO Rate Term Loans, 6.00%.
The Applicable Margins for any Tranche of Incremental Term Loans shall be (i) in the case of Incremental Term Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the applicable Incremental Term Loan Commitment Agreement; provided that on and after the date of such incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Margins for the Initial Term Loans shall be the higher of (x) the Applicable Increased Term Loan Spread for such Type of Initial Term Loans and (y) the Applicable Margin for such Type of Initial Term Loans as otherwise determined above in the absence of this clause (x). The Applicable Margins for any Tranche of Refinancing Term Loans shall be as specified in the applicable Refinancing Term Loan Amendment. The Applicable Margins for any Tranche of Extended Term Loans shall be as specified in the applicable Extension Amendment.
“Applicable Prepayment Percentage” shall mean, at any time, 50%; provided that, if at any time the Consolidated Total Net Leverage Ratio as of the last day of the fiscal year for which the Applicable Prepayment Percentage is calculated (as set forth in an officer’s certificate delivered pursuant to Section 9.01(e) for such fiscal year) is less than or equal to 1.00:1.00, the Applicable Prepayment Percentage shall instead be 25%; provided, further, that if at any time the Consolidated Total Net Leverage Ratio as of the last day of the fiscal year for which the Applicable Prepayment Percentage is calculated (as set forth in an officer’s certificate delivered pursuant to Section 9.01(e) for such fiscal year) is less than or equal to 0.50:1.00, the Applicable Prepayment Percentage shall instead be 0%.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.
“Asset Sale” shall mean any sale, transfer or other disposition of all or any part of the property or assets of by any Borrower or any Restricted Subsidiary, or entry into any Sale-Leaseback Transaction by any Borrower or any Restricted Subsidiary, in each case, pursuant to Sections 10.02(ii), (x) or (xii)(b).
“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and the Borrowers (such approval by the Borrowers not to be unreasonably withheld, delayed or conditioned).
“Auction” shall have the meaning set forth in Section 2.19(a).
“Auction Manager” shall have the meaning set forth in Section 2.19(a).
“Audited Financial Statements” shall have the meaning provided in Section 6.11.
“Available Amount” shall mean, on any date (the “Determination Date”), an amount (which shall not be less than $0) equal to:
(a)    the sum of, without duplication:
(i)    (A) $5,000,000 plus (B) the Cumulative Retained Excess Cash Flow Amount as of such date (measured annually); plus
(ii)    100% of the aggregate net cash proceeds and the fair market value of property other than cash received by Parent since the Closing Date as a contribution to its common equity capital or from the issue or sale of the Equity Interests of Parent or any direct or indirect Parent Company (excluding, without duplication, Qualified Preferred Stock, Equity Interests sold to a Restricted Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent or a Restricted Subsidiary of Parent or to the extent applied to any other basket or exception under this Agreement), or from the issue or sale of Qualified Preferred Stock of Parent or debt securities of Parent, in each case that have been converted into or exchanged for Equity Interests of Parent or any direct or indirect Parent Company (other than Qualified Preferred Stock and convertible or exchangeable Equity Interests or debt securities sold to a Restricted Subsidiary of Parent); plus
(iii)    100% of the aggregate amount of cash proceeds and the fair market value of property other than cash received by Parent or a Restricted Subsidiary of Parent from (A) the sale or disposition (other than to Parent or a Restricted Subsidiary of the Parent) of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from the Parent and its Restricted Subsidiaries by any Person (other than the Parent or any Restricted Subsidiary); (B) a return, profit, distribution or similar amounts from an Investment made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Parent for such period, (C) the sale (other than to the Parent or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary; (D) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Parent for such period; and (E) any Investment that was made after the Closing Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Parent; plus
(iv)    in the event that any Unrestricted Subsidiary of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent, in each case after Closing Date, the fair market value of Parent’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made in reliance on the Available Amount); plus
(v)    the amount of Declined Proceeds;
minus (b) the sum of:
(i)    the aggregate amount of the consideration paid by Parent and its Restricted Subsidiaries in reliance upon the Available Amount under Section 9.14(a) in connection with Permitted Acquisitions consummated on or after the Closing Date and on or prior to the Determination Date;
(ii)    the aggregate amount of all Dividends made by Parent and its Restricted Subsidiaries pursuant to Section 10.03(ix) on or after the Closing Date and on or prior to the Determination Date;
(iii)    the aggregate amount of all Investments made by Parent and its Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Closing Date and on or prior to the Determination Date; and
(iv)    the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness pursuant to Section 10.07(a)

(C)(i) on or after the Closing Date and on or prior to the Determination Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” shall have the meaning provided in the preamble hereto.
“Bankruptcy Code” shall have the meaning provided in Section 11.05.
“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (which, if negative, shall be deemed to be 0.00%) plus 1/2 of 1%, (b) the Prime Rate, and (c) the LIBO Rate for a LIBO Rate Loan with a one month Interest Period commencing on such day plus 1.00%.
“Base Rate Term Loan” shall mean each Term Loan which is designated or deemed designated as a Term Loan bearing interest at the Base Rate by Parent at the time of the incurrence thereof or conversion thereto.
“Borrower Materials” shall have the meaning provided in Section 9.01.
“Borrowers” shall have the meaning provided in the preamble hereto.
“Borrowing” shall mean the borrowing of the same Type of Term Loan pursuant to a single Tranche by the Borrowers from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having, in the case of LIBO Rate Term Loans, the same Interest Period; provided that any Incremental Term Loans incurred pursuant to Section 2.01(b) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.15(c).
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Term Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York or London interbank Eurodollar market.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (a) the purchase price paid in connection with a Permitted Acquisition, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (c) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (d) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any Restricted Subsidiary and for which no Credit Party or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (e) the purchase price of equipment that is purchased with insurance proceeds received in respect of equipment subject to a Recovery Event and (f) property, plant and equipment taken in settlement of accounts.
“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.
“Cash Equivalents” shall mean:
(a)    U.S. Dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(b)    readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
(c)    marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
(d)    securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;
(e)    certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(f)    repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (d) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;
(g)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;
(h)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition; and
(i)    Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four months after the date of acquisition.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
“CFC” shall mean a Subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” shall mean the occurrence after the Closing Date of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall be deemed to occur if:
(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as amended, but excluding any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent;
(b)    a “change of control” (or similar event) shall occur under (I) the ABL Credit Agreement or (II) the definitive agreements pursuant to which any Refinancing Notes or Indebtedness permitted under Section 10.04(xxvii) or (xxix)

was issued or incurred, in each case of this subclause (II) with an aggregate outstanding principal amount in respect of such series of Refinancing Notes or other Indebtedness in excess of the Threshold Amount;
(c)    during any period 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(d)    Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of KEC.
“Closing Date” shall mean April 28, 2017.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, the Pledged Collateral and all “Collateral” as described in the Security Agreement; provided that in no event shall the term “Collateral” include Excluded Collateral.
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
“Commitment” shall mean any of the commitments of any Lender, whether an Initial Term Loan Commitment, Refinancing Term Loan Commitment or an Incremental Term Loan Commitment of such Lender.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Parent and its Restricted Subsidiaries at such time (other than cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).
“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Parent and its Restricted Subsidiaries at such time (other than the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of Interest Expense (excluding Interest Expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA and the current portion of pension liabilities).
“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (a) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (b) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (c) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):
(a)    provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(iv) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(b)    the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus
(c)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(d)    any other consolidated non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that to such extent any such non-cash charge represents an accrual or reserve for anticipated cash payments in a future period, the actual cash payments in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period; plus
(e)    any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus
(f)    any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income) and, in the case of this clause (f), subject to the “Cost Savings Cap” (as defined in the definition of “Pro Forma Cost Savings”); plus
(g)    any cost savings, operating expense reductions, operating improvements and synergies, in each case, related to the TOKIN Acquisition and previously identified to the Lenders in the lenders presentation that was posted to the Platform in connection with the primary syndication of the Initial Term Loans; plus
(h)    losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(i)    any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; minus
(j)    the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus
(k)    any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus
(l)    non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with U.S. GAAP.
“Consolidated First Lien Net Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated First Lien Secured Debt at such time to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered. If the Consolidated First Lien Net Leverage Ratio is being determined for a given Test Period, Consolidated First Lien Secured Debt shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such period.
“Consolidated First Lien Secured Debt” shall mean, at any time, (a) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Parent or any Restricted Subsidiary, less (b) the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries at such time that is secured solely by a Lien on the assets of

Parent and its Restricted Subsidiaries that is junior to the Lien securing the Obligations (provided that, other than for purposes of determining the Applicable Prepayment Percentage, any Indebtedness being incurred under Section 10.04(xxvii) and all previously incurred Indebtedness outstanding pursuant to Section 10.04(xxvii) shall be deemed to be secured by a Lien on the assets of the Parent and its Restricted Subsidiaries that is pari passu to the Lien securing the Obligations for purposes of this definition), less (c) unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries in an aggregate amount not to exceed $125,000,000, in each case, calculated on a Pro Forma Basis.
“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (a) all Capitalized Lease Obligations of the Parent and its Restricted Subsidiaries, (b) all Indebtedness of the Parent and its Restricted Subsidiaries that would constitute Indebtedness under clause (a)(i) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Parent and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (a) and (b), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Refinancing Notes or Permitted Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a).
“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:
(a)    any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses (including related to the Transactions) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;
(b)    any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;
(c)    the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash or Cash Equivalents) to the specified Person or a Restricted Subsidiary of the Person;
(d)    the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;
(e)    the cumulative effect of any change in accounting principles will be excluded;
(f)    (i) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (ii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (ii), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Parent or any Restricted Subsidiary, will be excluded;
(g)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;
(h)    any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;
(i)    any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transactions or any other acquisition prior to or following the Closing Date will be excluded;
(j)    an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(iv) will be included as though such amounts had been paid as income taxes directly by such Person for such period;
(k)    unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign

Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;
(l)    any net gain or loss in connection with the early extinguishment of Indebtedness or obligations under Interest Rate Protection Agreements or Other Hedging Agreements (including of ASC 815, Derivatives and Hedging) will be excluded;
(m)    the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, contract termination costs, including future lease commitments, costs related to the start-up, closure or relocation or consolidation of facilities and costs to relocate employees) will be excluded; and
(n)    accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions in accordance with U.S. GAAP will be excluded.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Restricted Subsidiaries at such date.
“Consolidated Total Gross Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered. If the Consolidated Total Gross Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.
“Consolidated Total Net Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Indebtedness at such time, less the aggregate amount of unrestricted cash and Cash Equivalents, which amount shall not exceed $125,000,000, to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered. If the Consolidated Total Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Contract Consideration” shall have the meaning provided to such term in the definition of “Excess Cash Flow.”
“Cost Savings Cap” shall have the meaning provided to such term in the definition of “Pro Forma Cost Savings.”
“Credit Agreement Party” shall mean each of the Borrowers.
“Credit Agreement Party Guaranty” shall mean the guaranty of each Credit Agreement Party pursuant to Section 14.
“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Subsidiaries Guaranty, each Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement, each Incremental Term Loan Commitment Agreement, each Refinancing Term Loan Amendment and each Extension Amendment.
“Credit Event” shall mean the making of any Term Loan.
“Credit Party” shall mean each Borrower and each Subsidiary Guarantor.
“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, determined on a cumulative basis, equal to the aggregate cumulative sum of Excess Cash Flow Not Otherwise Applied from the Closing Date for each fiscal year (but not less than zero with respect to any fiscal year) ending after the Closing Date and prior to such date.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” shall have the meaning assigned to such term in Section 5.02(k).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Parent or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Parent, to confirm in writing to the Administrative Agent and Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Parent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Parent and each other Lender promptly following such determination.
“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement and Other Hedging Agreements entered into by Parent or any Restricted Subsidiary with a Guaranteed Creditor secured by the Security Documents. It is hereby understood that an Interest Rate Protection Agreement may not be a Designated Interest Rate Protection Agreement to the extent it is similarly treated as such, at the relevant Guaranteed Creditor’s option, under the ABL Credit Agreement. Notwithstanding the foregoing, in no event shall any agreement evidencing any Excluded Swap Obligation with respect to a Subsidiary Guarantor constitute a Designated Interest Rate Protection Agreement with respect to such Subsidiary Guarantor.
“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by Parent or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash

Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by the Parent or any Restricted Subsidiary with a Guaranteed Creditor secured by the Security Documents. It is hereby understood that a Treasury Services Agreement may not be a Designated Treasury Services Agreement to the extent it is similarly treated as such, at the relevant Guaranteed Creditor’s option, under the ABL Credit Agreement.
“Determination Date” shall have the meaning provided in the definition of the term “Available Amount.”
“Disqualified Lender” shall mean (a) competitors of Parent and its subsidiaries, and any person controlling any such competitor, in each case identified in writing by Parent (or its counsel) to the Administrative Agent at any time and (b) any affiliates of any such competitors, controlling persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above) or identified by Parent (or its counsel) in writing to the Administrative Agent at any time (it being understood that any update pursuant to clause (a) or clause (b) above shall not become effective until the third business day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is party to a pending trade as of the date of such notice).
“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.
“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).
“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” shall mean, as to any Term Loan or other Indebtedness, the effective yield on such Term Loan or other Indebtedness as mutually determined by the Administrative Agent and Parent in good faith, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Term Loan or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Term Loan or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or other fees payable in connection therewith that are not generally shared with the relevant lenders, and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and Parent shall be conclusive and binding on all Lenders absent manifest error.
“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (a) any natural person, (b) any Disqualified Lender (solely, in the case of a sale of a Participation to such Person, to the extent that the list of Disqualified Lenders has been made available to all Lenders, or is available to Lenders upon request) and (c) except to the extent provided in Sections 2.19, 2.20 and 13.04(d), Parent and its Subsidiaries and Affiliates.
“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.
“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health or Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or any Restricted Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Parent, a Restricted Subsidiary, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Parent, a Restricted Subsidiary, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by Parent, a Restricted Subsidiary, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by Parent, a Restricted Subsidiary, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of Parent, a Restricted Subsidiary, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Parent or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Parent or any Restricted Subsidiary could reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by Parent, a Restricted Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer

Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding (x) any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by Parent and/or its Restricted Subsidiaries during such period, and (y) any increase in Adjusted Consolidated Working Capital arising from any payment of any liability (or release or decrease in any reserves) related to any fines, penalties or settlements incurred or accrued by TOKIN Corporation), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Parent and its Restricted Subsidiaries during such period to the extent financed with Internally Generated Cash, (ii) without duplication of amounts deducted pursuant to clause (iii) below, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (excluding Investments in Cash Equivalents or in Parent or a Person that, prior to and immediately following the making of such Investment, was and remains a Restricted Subsidiary) permitted under Section 10.05 made by Parent and its Restricted Subsidiaries during such period, in each case to the extent financed with Internally Generated Cash, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iv) Dividends made in cash during such fiscal year to the extent otherwise permitted by Section 10.03(iii), (v), (vi) or (vii), to the extent paid for with Internally Generated Cash, (v) (A) the aggregate amount of Scheduled Repayments and other permanent principal payments of Indebtedness of Parent and its Restricted Subsidiaries during such period (other than (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans, (y) prepayments of revolving loans under the ABL Credit Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the ABL Credit Agreement or senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder, except to the extent accompanied by a permanent reduction in commitments therefor, and (z) prepayments of any other revolving credit facility except to the extent accompanied by a permanent reduction in commitments therefor) in each case to the extent paid for with Internally Generated Cash and (B) prepayments and repayments of Term Loans pursuant to Sections 5.02(d) or 5.02(f) to the extent the Asset Sale or Recovery Event giving rise to such prepayment or repayment resulted in an increase to Consolidated Net Income (but not in excess of the amount of such increase), (vi) the portion of Transactions Costs and other transaction costs and expenses related to items (i)-(v) above paid in cash during such fiscal year not deducted in determining

Consolidated Net Income, (vii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by Parent and/or its Restricted Subsidiaries during such period), (viii) cash payments in respect of non-current liabilities (other than Indebtedness) to the extent made with Internally Generated Cash, (ix) the aggregate amount of expenditures actually made by Parent and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) Dividends made pursuant to clause (iv), (ix) or, to the extent used to service Indebtedness of any Parent Company, clause (x) of Section 10.03, and (xii) all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period).
“Excess Cash Flow Payment Date” shall mean the date occurring 10 Business Days after the date on which Parent’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with the date such financial statements are required to be delivered pursuant to Section 9.01(b) with respect to the fiscal year ending March 31, 2018).
“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrowers.
“Excluded Collateral” shall have the meaning assigned to such term in the Security Agreement.
“Excluded Perfection Actions” shall have the meaning assigned to such term in the Security Agreement.
“Excluded Subsidiary” shall mean any Subsidiary of any Borrower that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of Parent or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (g) prohibited by applicable law, rule, or regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a not-for-profit Subsidiary or a Subsidiary regulated as an insurance company, (j) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent (confirmed in writing by notice to Parent), the cost or other consequences (including any adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (k) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC; provided that, notwithstanding the above, Parent may designate any Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Subsidiaries Guaranty as a “Subsidiary Guarantor” (and from and after the execution of the Subsidiaries Guaranty, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Subsidiaries Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof) so long as, to the extent such Subsidiary is organized in a jurisdiction other than the U.S., such jurisdiction shall be reasonably acceptable to the Administrative Agent and such Subsidiary shall grant a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Secured Creditors, pursuant to arrangements reasonably agreed between the Administrative Agent and Parent and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and Parent.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 14.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 14.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) income Taxes imposed on (or measured by) its net income, and franchise (and similar) Taxes imposed on it, in each case (i) as a result of such recipient being organized in or having its principal office or applicable lending office located in such jurisdiction or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Parent under Section 2.13), any U.S. federal withholding Tax that (i) is imposed on amounts payable to or for the account of such Lender pursuant to any Requirement of Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such recipient (or its assignor, if any) was entitled, immediately before such designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a) or (ii) is attributable to such recipient’s failure to comply with Section 5.04(c), (d) any Taxes imposed under FATCA and (e) any U.S. federal backup withholding Taxes pursuant to Code Section 3406.
“Existing Term Loan Tranche” shall have the meaning provided in Section 2.14(a).
“Extended Term Loan Maturity Date” shall mean, with respect to any Tranche of Extended Term Loans, the date specified as such in the applicable Extension Amendment.
“Extended Term Loans” shall have the meaning provided in Section 2.14(a).
“Extending Term Loan Lender” shall have the meaning provided in Section 2.14(c).
“Extension” shall mean any establishment of Extended Term Loans pursuant to Section 2.14 and the applicable Extension Amendment.
“Extension Amendment” shall have the meaning provided in Section 2.14(d).
“Extension Election” shall have the meaning provided in Section 2.14(c).
“Extension Request” shall have the meaning provided in Section 2.14(a).
“Extension Series” shall have the meaning provided in Section 2.14(a).
“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries taken as a whole would change hands between an independent willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version described above), and any intergovernmental agreements between a non-U.S. jurisdiction and the United States (and any related Requirement of Law) implementing any of the foregoing.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Interest Rate Protection Agreements (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Interest Rate Protection Agreements or other derivatives pursuant to U.S. GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any Restricted Subsidiary, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP; minus
(4)    the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.
“Foreclosed Credit Agreement Party” shall have the meaning provided in Section 14.07.
“Foreign Asset Sale” shall have the meaning provided in Section 5.02(j).

“Foreign Law Security Documents” shall mean the Singapore Share Charge, the Mexican Stock Pledge Agreement, the Italian Pledge Agreement, the Japanese Pledge Agreement and each Additional Specified Foreign Pledge Agreement.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Borrower or any one or more of the Restricted Subsidiaries primarily for the benefit of employees of such Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Recovery Event” shall have the meaning provided in Section 5.02(j).
“Foreign Subsidiaries” shall mean each Subsidiary of a Borrower that is not a Domestic Subsidiary.
“FSHCO” shall mean any Domestic Subsidiary that has no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.
“Governmental Authority” shall mean the government of the United States of America, any other, supranational authority or nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors and (y) any Person that was the Administrative Agent, any Lender and any Affiliate of the Administrative Agent or any Lender (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender under this Agreement for any reason) at the time of entry into a particular Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.
“Guaranteed Obligations” shall mean (a) in the case of a Borrower, (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal and interest on each Note issued by, and all Loans made to, each other Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest, fees and other amounts accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest, fees, expenses and other amounts is an allowed or allowable claim in any such proceeding) thereon) of each other Borrower to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document (other than the Intercreditor Agreement) to which each other Borrower is a party and the due performance and compliance by the Borrowers with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document (other than the Intercreditor Agreement) and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest, fees, expenses and other amounts accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest, fees, expenses and other amounts is an allowed or allowable claim in any such proceeding) of such Borrower or any of the Restricted Subsidiaries owing under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement and the due performance and compliance with all terms, conditions and agreements contained therein and (b) the Obligations of the Subsidiary Guarantors under the Subsidiaries Guaranty.
“Guarantor” shall mean and include (a) each Borrower (with respect to the Obligations of the other Borrower) and each Subsidiary Guarantor and (b) with respect to the payment and performance by each Specified Credit Party of its obligations under Section 14 with respect to all Swap Obligations, the Borrowers.
“Guaranty” shall mean and include each of the Credit Agreement Party Guaranty and the Subsidiaries Guaranty.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.
“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Parent that, as of the date of the most recently ended Test Period for which Section 9.01 Financials were required to be delivered to Administrative Agent, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 2.0% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 2.0 % of the combined revenues of the Parent and its Restricted Subsidiaries for such period; provided that in no event shall a Borrower be considered an Immaterial Subsidiary.
“Incremental Term Loan” shall have the meaning provided in Section 2.01(b).
“Incremental Term Loan Borrowing Date” shall mean, with respect to each Incremental Term Loan, each date on which Incremental Term Loans are incurred pursuant to Section 2.01(b), which date shall be the date of the effectiveness of the respective Incremental Term Loan Commitment Agreement pursuant to which such Incremental Term Loans are to be made.
“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.15 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the Incremental Term Loan Commitment Agreement delivered pursuant to Section 2.15, as the same may be terminated pursuant to Sections 4.02 and/or 11.
“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit L (appropriately completed and with such modifications (not inconsistent with Section 2.15 or the other relevant provisions of this Agreement) as may be reasonably satisfactory to the Borrowers and the Administrative Agent) executed in accordance with Section 2.15.
“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of an Incremental Term Loan Commitment on a given Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions: (a) no Event of Default then exists or would result therefrom (provided, that with respect to any Incremental Term Loan Commitment requested with respect to any Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05 (it being understood that the Lenders providing such Incremental Term Loan Commitment may impose as a condition to funding any Incremental Term Loan Commitment the absence of any additional Events of Default, which may be waived at the discretion of such Lenders providing such Incremental Term Loan Commitment)); (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Incremental Term Loan Borrowing Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (z) the representations and warranties contained in clauses (a) and (b) of Section 8.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01) (provided, that with respect to any Incremental Term Loan Commitment requested with respect to any Limited Condition Acquisition, such requirement shall be limited to the truth and correctness of the Specified Representations (it being understood that the Lenders providing such Incremental Term Loan Commitment may impose as a condition to funding any Incremental Term Loan Commitment the truth and correctness of additional representations and warranties contained herein and in the other Credit Documents, which may be waived at the discretion of such Lenders providing such Incremental Term Loan Commitment)); (c) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements and (d) the delivery by Parent to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clauses (a) and (b).
“Incremental Term Loan Lender” shall have the meaning provided in Section 2.15(b).
“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person (i) for borrowed money or (ii) for the deferred purchase price of property or services, (b) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (c) all Indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (d) the aggregate amount of all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all net obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement, and (g) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Parent and its Restricted Subsidiaries.
“Indemnified Person” shall have the meaning provided in Section 13.01(a).
“Indemnified Taxes” shall mean Taxes other than (a) Excluded Taxes and (b) Other Taxes.
“Independent Assets or Operations” shall mean, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Parent and its Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.
“Initial Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the Incremental Term Loan Commitment Agreement relating thereto; provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.
“Initial Maturity Date for Initial Term Loans” shall mean the date that is seven years after the Closing Date, or if such date is not a Business Day, the next preceding Business Day.
“Initial Term Loan” shall mean the Term Loans made on the Closing Date pursuant to Section 2.01(a).
“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.02 and/or 11. The aggregate amount of the Lenders’ Initial Term Loan Commitments on the Closing Date is $345,000,000.
“Initial Tranche” shall have the meaning provided in the definition of the term “Tranche.”

“Intellectual Property” shall have the meaning provided in Section 8.20.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit M, dated as of the Closing Date, by and among the Collateral Agent and Bank of America, as collateral agent under the ABL Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.
“Interest Determination Date” shall mean, with respect to any LIBO Rate Term Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Term Loan.
“Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of the Parent and its Restricted Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.
“Interest Payment Date” shall mean (a) with respect to any Base Rate Term Loan, the last day of each March, June, September and December and (b) with respect to any LIBO Rate Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” shall have the meaning provided in Section 2.09.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Internally Generated Cash” shall mean cash generated from the Parent’s and its Restricted Subsidiaries’ operations or borrowings under the ABL Credit Agreement and not representing (a) a reinvestment by Parent or any Restricted Subsidiaries of the Net Sale Proceeds of any Asset Sale or Net Insurance Proceeds of any Recovery Event, (b) the proceeds of any issuance of any Equity Interests or any Indebtedness of Parent or any Restricted Subsidiary or (c) any credit received by the Parent or any Restricted Subsidiary with respect to any trade-in of property for substantially similar property or any “like kind exchange” of assets.
“Investments” shall have the meaning provided in Section 10.05.
“Italian Pledge Agreement” shall mean the Italian law governed Pledge Agreement Over Shares, to be dated on or, to the extent permitted in accordance with Section 9.13, after the Closing Date, among KEC and the Collateral Agent, relating to the share capital of KEMET Electronics S.p.A.

“Japanese Pledge Agreement” shall mean the Japanese law governed Pledge Agreement, dated as of April 28, 2017, among KEC and the Collateral Agent, relating to the share capital of TOKIN Corporation.
“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.
“KEC” shall have the meaning provided in the introductory paragraph hereto.
“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.
“LCT Election” shall have the meaning provided in Section 1.03.
“LCT Test Date” shall have the meaning provided in Section 1.03.
“Lead Arranger” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and bookrunner for this Agreement.
“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15, 2.18 or 13.04(b).
“Lender Creditors” shall have the meaning provided in Section 14.01.
“LIBO Rate” shall mean:
(a)    for any Interest Period with respect to a LIBO Rate Term Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Term Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding any of the foregoing, the LIBO Rate shall not at any time be less than 1.00% per annum.
“LIBO Rate Term Loan” shall mean each Term Loan which is designated as a Term Loan bearing interest at the LIBO Rate by Parent at the time of the incurrence thereof or conversion thereto.
“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).
“Limited Condition Acquisition” shall mean any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loans” shall mean the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.
“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Parent and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies, taken as a whole, of the Administrative Agent and Lenders, taken as a whole, under the Credit Documents or (c) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.
“Maturity Date” shall mean (a) with respect to any Initial Term Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for Initial Term Loans, (b) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.14, the Initial Incremental Term Loan Maturity Date applicable thereto and (c) with respect to any Tranche of Extended Term Loans, the Extended Term Loan Maturity Date applicable thereto. For the avoidance of doubt, the parties understand that no waiver of any Default, Event of Default or mandatory prepayment shall constitute an extension of the Maturity Date.

“Mexican Stock Pledge Agreement” shall mean the Mexican law governed Stock Pledge Agreement, dated April 28, 2017, among KEC, the Collateral Agent and KEMET de Mexico, S.A. de C.V., relating to the share capital of KEMET de Mexico S.A. de C.V.
“Minimum Borrowing Amount” shall mean $1,000,000.
“Minimum Purchase Condition” shall have the meaning assigned to such term in Section 2.19(b).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Parent or any Restricted Subsidiary has any obligation or liability, including on account of an ERISA Affiliate.
“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, an amount in cash equal to the gross cash proceeds received by the respective Person from such incurrence, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence.
“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds received by the respective Person in connection with such Recovery Event, net of (a) costs of, and expenses associated with, such Recovery Event (including any costs incurred by Parent or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of Parent or such Restricted Subsidiary in respect thereof), (b) any taxes paid or payable as a result of such Recovery Event (including Parent’s good faith estimate of any incremental income taxes that will be payable as a result of such Recovery Event, including pursuant to tax sharing arrangements or any tax distributions), (c) required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were the subject of such Recovery Event or would be in default under the terms thereof as a result of such theft, loss, physical destruction, damage, taking or similar event underlying such Recovery Event and (d) to the extent such Recovery Event involves any theft, loss, physical destruction, damage, taking or similar event with respect to Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.
“Net Sale Proceeds” shall mean, with respect to any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (a) costs of, and expenses associated with, such Asset Sale (including fees and commissions), (b) any taxes paid or payable as a result of such Asset Sale (including Parent’s good faith estimate of any incremental income taxes that will be payable as a result of such Asset Sale, including pursuant to tax sharing arrangements or any tax distributions), (c) payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were sold or would be in default under the terms thereof as a result of such Asset Sale, (d) amounts provided as a reserve in accordance with U.S. GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve to Parent or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (e) cash escrows from the sale price for such Asset Sale (provided that to the extent and at the time any such amounts are released from escrow to Parent or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds) and (f) to the extent such Asset Sale involves any disposition of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.
“Non-Consenting Lender” shall have the meaning provided in Section 5.01(c).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Not Otherwise Applied” shall mean, with reference to any amount of Excess Cash Flow, that such amount was not required to be applied to prepay the Term Loans pursuant to Section 5.02(e).
“Note” shall mean each Term Note.
“Notice of Borrowing” shall mean a notice of a Borrowing pursuant to Section 2.03, which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Parent.
“Notice of Conversion/Continuation” shall mean a notice of (a) a conversion of Term Loans of a given Tranche made pursuant to one or more Borrowings of one or more Types of Term Loans into a Borrowing (of the same Tranche) of another Type of Term Loan, or (b) a continuation of LIBO Rate Term Loans, pursuant to Section 2.06, which shall be substantially in the form of Exhibit A-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Parent.
“Notice Office” shall mean Bank of America, N.A., Agency Management, One Independence Center, Mail Code: NC1-001-05-46, Charlotte, NC 28255-0001, Attention: Patricia Santos, Telephone: 980-387-3794, Facsimile: 704-625-4200, Electronic Mail: Patricia.Santos@baml.com, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Obligations” shall mean (a) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person, by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Term Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument and (b) liabilities and indebtedness of Parent or any Restricted Subsidiary owing under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement (with respect to any Subsidiary Guarantor, other than any Excluded Swap Obligation of such Subsidiary Guarantor) entered into by Parent or any Restricted Subsidiary, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.
“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Open Market Purchase” shall have the meaning provided in Section 2.20(a).
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).
“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Collateral Agent an amount equal to (and in the same currency as) the amount of the Underlying Debt.
“Parent Company” shall mean any direct or indirect parent company of Parent.
“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Pari Passu Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Parent.
“Pari Passu Representative” shall mean, with respect to any series of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof) are issued and each of their successors in such capacities.
“Participant” shall have the meaning provided in Section 13.04(c).
“Participant Register” shall have the meaning provided in Section 13.04(c).
“Patriot Act” shall have the meaning provided in Section 13.16.
“Payment Office” shall mean the office of the Administrative Agent located at Bank of America, N.A., One Independence Center, Mail Code: NC1-001-05-46, Charlotte, NC 28255-0001, Attention: Patricia Santos, Telephone: 980-387-3794, Facsimile: 704-625-4200, Electronic Mail: Patricia.Santos@baml.com, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Perfection Certificate” shall have the meaning provided in the Security Agreement.
“Permitted Acquisition” shall mean the acquisition by Parent or any Restricted Subsidiary of an Acquired Entity or Business; provided that (a) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (b) all applicable requirements of Section 9.14 are satisfied.
“Permitted Holders” shall mean Platinum Equity Capital Partners, L.P., a Delaware limited partnership, and Platinum Equity Capital Partners II, L.P., a Delaware limited partnership, and their Affiliates.
“Permitted Investment” shall have the meaning provided in Section 10.05.
“Permitted Junior Debt” shall mean and include (a) any Permitted Junior Notes and (b) any Permitted Junior Loans.
“Permitted Junior Debt Documents” shall mean and include the Permitted Junior Notes Documents and the Permitted Junior Loan Documents.
“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted

Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Loans” shall mean any Indebtedness of Parent or any Restricted Subsidiary in the form of unsecured or secured loans; provided that (a) except as provided in clause (e) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of Parent or any of its Subsidiaries, (b) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than a Borrower or a Subsidiary Guarantor, (c) no such Indebtedness shall be subject to scheduled amortization or have a final maturity (excluding for this purpose, customary interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (d) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Parent or its Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before prepaying or offering to prepay such Indebtedness, (e) in the case of any such Indebtedness incurred by a Credit Party that is secured (i) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Parent or any of its Subsidiaries other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise reasonably satisfactory to the Administrative Agent) and (iii) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of a Borrower or any other Credit Party, then the Borrowers, the Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Additional Intercreditor Agreement and (f) to the extent incurred by any Credit Party, the covenants and events of default, taken as a whole, shall be no more onerous in any material respect than the related provisions contained in this Agreement; provided that (x) any such terms may be more onerous to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants, the Borrowers shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of Borrowers delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (f), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrowers of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Junior Notes” shall mean any Indebtedness of Parent or any Restricted Subsidiary in the form of unsecured or secured notes and incurred pursuant to one or more issuances of such notes; provided that (a) except as provided in clause (g) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of Parent or any of its Subsidiaries, (b) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than a Borrower or a Subsidiary Guarantor, (c) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (d) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that Parent or its Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before offering to purchase such Indebtedness, (e) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (f) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (g) in the case of any such Indebtedness incurred by a Credit Party that is secured, (i) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Parent or any of its Subsidiaries other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise as are reasonably satisfactory to the Administrative Agent) and (iii) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of a Borrower or any other Credit Party, then the Borrowers, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Additional Intercreditor Agreement, and (h) to the extent incurred by any Credit Party, the negative covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be more onerous in any material respect than those contained in the corresponding provisions of this Agreement; provided that any such terms may be more onerous to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Borrowers delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (h), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrowers of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Liens” shall have the meaning provided in Section 10.01.
“Permitted Notes” shall mean and include (a) any Permitted Junior Notes and (b) any Permitted Pari Passu Notes.
“Permitted Pari Passu Notes” shall mean any Indebtedness of Parent or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that, (a) no such Indebtedness shall be guaranteed by any Person other than the Parent or any Subsidiary Guarantor, (b) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the Latest Maturity Date as of the date such Indebtedness was incurred, (c) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Parent or its Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement on a pro rata or greater basis with such Indebtedness from asset sale proceeds, (d) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (e) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (f) (i) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of a Borrower or any of its Subsidiaries other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iii) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Notes by a Borrower, then the Borrowers, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement, and (g) the negative covenants and events of defaults, taken as a whole, contained in the indenture governing such Indebtedness shall not be more onerous in any material respect than those contained in the corresponding provisions in this Agreement; provided that any such terms may be more onerous to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrowers delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (g), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrowers of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Pari Passu Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Pari Passu Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Refinancing Indebtedness” shall mean (x) Indebtedness incurred by the Parent or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:
(1)    the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on such Refinanced Debt, plus (c) the amount of any original issue discount or any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;
(2)    such Permitted Refinancing Indebtedness has a:
(a)    Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and
(b)    final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);
(3)    to the extent such Permitted Refinancing Indebtedness Refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) Indebtedness that is secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) Indebtedness that is secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt;

(4)    subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of the Parent or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);
(5)    such Indebtedness is not guaranteed by any Person other than the Parent or any Subsidiary Guarantor; and
(6)    all other terms applicable to such Permitted Refinancing Indebtedness (excluding pricing and optional prepayment or redemptions terms) shall either, at the option of the Parent, (I) be consistent with market terms and conditions (taken as a whole) at the time of Incurrence or effectiveness (as determined by the Parent and the Agent in good faith), (II) be substantially identical to those applicable to the then outstanding Term Loans, or (III) (taken as a whole) be otherwise not materially more favorable to the holders of such Permitted Refinancing Indebtedness than those applicable to the then outstanding Term Loans (taken as a whole), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date at the time of such refinancing, except where the Lenders also receive the benefit of such more favorable terms);
provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of the Parent that is not KEC or a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor, and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Restricted Subsidiary or with respect to which the Parent or Restricted Subsidiary has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.
“Plan of Reorganization” shall have the meaning provided in Section 13.04(j).
“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.
“Pledged Collateral” shall mean “Pledged Collateral” as defined in the Security Agreement and all other Equity Interests or other property similar to that which is pledged (or purported to have been pledged) pursuant to the Security Agreement or one or more Foreign Law Security Documents; provided, that in no event shall the term “Pledged Collateral” include Excluded Collateral.
“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Parent and its Subsidiaries taken as a whole are sold as a going concern with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Prime Rate” shall mean the rate publicly announced from time to time by the Administrative Agent as its “prime rate,” such “prime rate” to change when and as such prime lending rate changes. The Prime Rate is set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Total Gross Leverage Ratio and the calculation of Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.
For purposes of making any computation referred to above:
(1)    if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreements or Other Hedging Agreements applicable to such Indebtedness if such Interest Rate Protection Agreements or Other Hedging Agreements has a remaining term in excess of 12 months);
(2)    interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of

Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;
(3)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate; and
(4)    interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.
Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”
“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected by Parent in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken on or prior to, or actions that are expected to be taken by the Parent (or any successor thereto) or any Restricted Subsidiary (calculated on a pro forma basis as though such items had been realized on the first day of such period) within 18 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Parent (or any successor thereto)) and are projected in good faith by the Parent to result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that (i) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall not exceed with respect to any four quarter period 15% of Consolidated EBITDA for such period (calculated prior to giving effect to any such adjustments) (such limitation, the “Cost Savings Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 18 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.
“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Parent or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrowers under the terms of this Agreement.
“Qualified ECP Guarantor” shall have the meaning provided in Section 14.12.
“Qualified Preferred Stock” shall mean any preferred capital stock of a Borrower so long as the terms of any such preferred capital stock (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting a Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests or Qualified Preferred Stock of a Borrower, as applicable, or any Equity Interests of any direct or indirect Parent Company of a Borrower, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (b) give a Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.
“Ratio-Based Incremental Facility” shall have the meaning provided in Section 2.15(a).
“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Recovery Event” shall mean the receipt by the Parent or any Restricted Subsidiary of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Parent or any Restricted Subsidiary (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (b) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Parent or any Restricted Subsidiary in respect of any such event.
“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis.”

“Refinanced Debt” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”
“Refinancing Effective Date” shall have the meaning specified in Section 2.18(a).
“Refinancing Note Documents” shall mean the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Refinancing Note Holder” shall have the meaning provided in Section 2.18(b).
“Refinancing Notes” shall have the meaning provided in Section 2.18(a).
“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.
“Refinancing Term Loan Amendment” shall have the meaning specified in Section 2.18(c).
“Refinancing Term Loan Commitments” shall mean one or more commitments hereunder to provide a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Term Loans.
“Refinancing Term Loan Lender” shall have the meaning specified in Section 2.18(b).
“Refinancing Term Loan Series” shall have the meaning specified in Section 2.18(b).
“Refinancing Term Loans” shall have the meaning specified in Section 2.18(a).
“Register” shall have the meaning provided in Section 13.04(b)(iv).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Rejection Notice” shall have the meaning assigned to such term in Section 5.02(k).

“Related Party” shall mean, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, through or upon the Environment or within, from or into any building, structure, facility or fixture.
“Relevant Guaranteed Obligations” shall mean, in the case of a Borrower, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal and interest on each Note issued by, and all Term Loans made to, the other Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees, prepayment premiums and interest (including any interest, fees, expenses and other amounts accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest, fees, expenses and other amounts is an allowed or allowable claim in any such proceeding) thereon) of the other Borrower to the Lenders, the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor, as applicable, now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document (other than the Intercreditor Agreement) to which the other Borrower is a party and the due performance and compliance by the Borrowers with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document (other than the Intercreditor Agreement), including the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest, fees, expenses and other amounts accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest, fees, expenses and other amounts are an allowed or allowable claim in any such proceeding) of the Parent or any of its Restricted Subsidiaries owing under any Designated Interest Rate Protection Agreement (in each case, other than Excluded Swap Obligations) or Designated Treasury Services Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained.
“Relevant Guaranteed Party” shall mean (a) with respect to the Parent, KEC and (b) with respect to KEC, the Parent.
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Repricing Transaction” shall mean (a) the Incurrence by any Borrower of any term loans (including, without limitation, any new or additional term loans under this Agreement, whether Incurred directly or by way of the conversion of Initial Term Loans into a new Class of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks, financial institutions and/or other institutional lenders or investors in financings similar to the Initial Term Loans provided for in this Agreement (i) having an Effective Yield that is less than the Effective Yield for the applicable Initial Term Loan Class, but excluding Indebtedness Incurred in connection with a Transformative Acquisition and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the applicable Initial Term Loan Class (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Transformative Acquisition and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on any Initial Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding Initial Term Loans.
“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans as of any date of determination represents greater than 50% of the sum of all outstanding principal of Term Loans of Non-Defaulting Lenders at such time.
“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, general counsel, treasurer, assistant treasurer or controller of a Credit Party , and solely for purposes of the delivery of incumbency certificates pursuant to Section 6.04, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Subsidiary” shall mean each Subsidiary of Parent other than any Unrestricted Subsidiaries.
“Returns” shall have the meaning provided in Section 8.09.
“S&P” shall mean S&P Global Ratings, a division of McGraw Hill Financial, Inc., and any successor owner of such division.
“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Parent or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.
“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Repayment” shall have the meaning provided in Section 5.02(a).
“Scheduled Repayment Date” shall have the meaning provided in Section 5.02(a).
“SEC” shall have the meaning provided in Section 9.01(g).
“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b).
“Secured Creditors” shall mean, collectively, the Administrative Agent, the Collateral Agent, Lenders and the Guaranteed Creditors, together with their permitted successors and assigns, if any.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” shall mean a Term Loan Security Agreement substantially in the form of Exhibit G, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.
“Security Document” shall mean and include each of the Security Agreement, the Foreign Law Security Documents and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Secured Creditors in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Notes” shall mean the 10½% Senior Secured Notes due 2018 issued by Parent pursuant to the Senior Secured Notes Indenture.
“Senior Secured Notes Indenture” shall mean that certain Indenture dated as of May 5, 2010 among Parent, as issuer, the guarantors party thereto and Wilmington Trust Company, as the trustee.
“Senior Secured Notes Redemption” shall have the meaning provided in Section 6.05.
“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by the Parent and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
“Singapore Pledge Agreement” shall mean the Singapore law governed Share Charge, to be dated on or, to the extent permitted in accordance with Section 9.13, after the Closing Date, among the KEC and the Collateral Agent, and relating to the shares in KEMET Electronics Asia Pacific Pte Ltd.
“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the Fair Value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (b) the Present Fair Saleable Value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (d) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.
“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.11).
“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence of such Tranche of Term Loans in the case of the Borrowers, the provision of the applicable Guaranty in the case of each Guarantor and the grant of the Liens in the Collateral to the

Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(c) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(d) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11 (solely with respect to creation of a security interest and, with respect to perfection of a security interest, solely to the extent perfection is required as a condition precedent under Section 6.09), 8.15 (solely with respect to Patriot Act, OFAC, FCPA and other anti-terrorism, anti-money laundering and anti-corruption laws) and 8.16.
“Subordinated Indebtedness” shall mean any Indebtedness (x) subordinated in right of payment to the Obligations or (y) secured by Liens on any Collateral on a junior basis to the Liens on the Collateral securing the Obligations.
“Subsequent Transaction” shall have the meaning provided in Section 1.03.
“Subsidiaries Guaranty” shall have the meaning provided in Section 6.10.
“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.
“Subsidiary Guarantor” shall mean each Restricted Subsidiary (other than KEC) in existence on the Closing Date (after giving effect to the Transactions) other than any Excluded Subsidiary, as well as each Restricted Subsidiary (other than an Excluded Subsidiary) that is not a Borrower established, created or acquired after the Closing Date which becomes a party to the Subsidiaries Guaranty in accordance with the requirements of this Agreement or the provisions of the Subsidiaries Guaranty.
“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66-2/3%.”
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) of such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority in the nature of a tax, including interest, penalties and additions to tax with respect thereto.
“Term Loan Commitment” shall mean, for each Lender, its Initial Term Loan Commitment, its Refinancing Term Loan Commitment or its Incremental Term Loan Commitment.
“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.
“Term Loans” shall mean the Initial Term Loans, each Incremental Term Loan, each Refinancing Term Loan and each Extended Term Loan.
“Term Note” shall have the meaning provided in Section 2.05(a).
“Test Period” shall mean each period of four consecutive fiscal quarters of Parent (in each case taken as one accounting period).
“Threshold Amount” shall mean $25,000,000.
“TOKIN Acquisition” shall mean the acquisition of TOKIN Corporation by Parent pursuant to that certain Definitive NEC TOKIN Stock Purchase Agreement entered into as of February 23, 2017.

“TOKIN Loan Documents” shall mean the loan agreements, notes and instruments evidencing the TOKIN Loans.
“TOKIN Loans” shall mean the intercompany loans made by TOKIN Corporation to KEC in connection with the TOKIN Acquisition in an aggregate principal amount of approximately $210,000,000.
“TOKIN Preferred Stock” shall have the meaning provided in Section 9.12.
“Total Commitment” shall mean, at any time, the sum of the Total Initial Term Loan Commitment, the Total Incremental Term Loan Commitment and the Total Refinancing Term Loan Commitment.
“Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.
“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.
“Total Refinancing Term Loan Commitment” shall mean, at any time, the sum of the Refinancing Term Loan Commitments of each of the Lenders with such a Commitment at such time.
“Tranche” shall mean the respective facilities and commitments utilized in making Initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 2.15 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.14, shall include any group of Extended Term Loans, extended, directly or indirectly, from the same Initial Tranche and having the same Maturity Date, interest rate and fees and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.18, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.18(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans; provided further that only in the circumstances contemplated by Section 2.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans.
“Transactions” shall mean, collectively, (a) the consummation of the Senior Secured Notes Redemption, (b) the entering into of the Credit Documents and the incurrence of Initial Term Loans on the Closing Date, (c) entering into the ABL Credit Agreement and the initial borrowings thereunder (if any) on the Closing Date and (d) the payment of all Transactions Costs.
“Transactions Costs” shall mean the fees, premiums, commissions and expenses payable by Parent and its Subsidiaries in connection with the transactions described in clauses (a) through (c) of the definition of “Transactions.”
“Transformative Acquisition” shall mean any acquisition by the Parent or any of its Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Parent and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Parent acting in good faith.
“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.
“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Term Loan or a LIBO Rate Term Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Underlying Debt” means with respect to any Credit Party at any time, all Obligations owing by such Credit Party to the Secured Creditors.
“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted Subsidiary” shall mean (a) on the Closing Date, each Subsidiary of Parent listed on Schedule 1.01(B) and (b) any other Subsidiary of Parent designated by the board of directors of Parent as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16.
“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.
“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to any Credit Document in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(c).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the product obtained by multiplying (i) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of suchT Person which is a Domestic Subsidiary of such Person.
“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (a) or (b), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Parent and its Subsidiaries under applicable law).
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Terms Generally and Certain Interpretive Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), it is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and

10.07(a), respectively, but may instead be permitted in part under any combination thereof. The amount of any obligation under any Swap Contracts on any date shall be deemed to be the Swap Termination Value thereof as of such date. Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full of the Obligations or the Obligations having been repaid in full, or words of similar import, shall mean (i) the payment or repayment in full in cash of all such Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Other Hedging Agreements and Designated Treasury Services Agreements) and (ii) the termination of all of the Commitments of the Lenders.
1.03    Limited Condition Acquisition. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Gross Leverage Ratio and the Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.15(a)); or
(ii)    testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets); or
(iii)    determining other compliance with this Agreement (including the accuracy of any representation and warranty or the determination that no Default or Event of Default has occurred, is continuing or would result therefrom);
in each case, at the option of Parent (Parent’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness under any incremental facility in connection therewith), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith), Parent or any of the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket availability or other compliance with this Agreement (on a Pro Forma Basis after giving effect to such Limited Condition Acquisition), such ratio, test, basket availability or other compliance with this Agreement shall be deemed to have been complied with. For the avoidance of doubt, if Parent has made an LCT Election and any of the ratios, tests, basket availability or other compliance with this Agreement for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test, basket availability or other compliance with this Agreement, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Parent or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such ratios, tests, basket availability or other compliance with this Agreement will not be deemed to have failed to have been complied with as a result of such fluctuations. If Parent has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test, basket availability or other compliance with this Agreement, availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test, basket availability or other compliance with this Agreement shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
Section 2.    Amount and Terms of Credit.
2.01     The Commitments.
(a)    Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan or Initial Term Loans to the Borrowers, which Initial Term Loans (i) shall be incurred by the Borrowers pursuant to a single drawing on the Closing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall except as hereinafter provided, at the option of the Parent, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Term Loans or LIBO Rate Term Loans; provided that all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date (before giving effect to the termination thereof pursuant to Section 4.02(a)). Once repaid, Initial Term Loans may not be reborrowed.
(b)    Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment from time to time severally agrees to make term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrowers, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall, except as hereinafter provided, at the option of the Parent, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Term Loans or LIBO Rate Term Loans; provided that all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche (before giving effect to the termination thereof on such date pursuant to Section 4.02(b)). Once repaid, Incremental Term Loans may not be reborrowed.
2.02    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans under any Tranche shall not be less than the Minimum Borrowing Amount or (x) in the case of a Borrowing of LIBO Rate Term Loans, a whole multiple of $1,000,000 in excess thereof and (y) in the case of a Borrowing of Base Rate Term Loans, a whole multiple of $100,000 in excess thereof. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of LIBO Rate Term Loans in the aggregate for all Tranches of Term Loans.
2.03    Notice of Borrowing. Whenever a Borrower desires to make a Borrowing of Term Loans hereunder, Parent shall give the Administrative Agent at its Notice Office at least one (1) Business Day’s prior notice of each Borrowing of Base Rate Term Loans to be made hereunder and at least three Business Days’ prior notice of each LIBO Rate Term Loan to be made hereunder, in each case, which notice may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its sole and absolute discretion); provided further that if the Parent wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to each Lender with a Commitment of the relevant Tranche of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Parent (which notice may be by telephone) whether or not the requested Interest Period has been consented to by such Lenders. Each Notice of Borrowing except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall specify: (i) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Initial Term Loans, Incremental Term Loans or Refinancing Term Loans, (iv) whether the Term Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Term Loans or LIBO Rate Term Loans, (v) in the case of LIBO Rate Term Loans, the Interest Period to be initially applicable thereto, and (vi) the account of the applicable Borrower into which the proceeds of such Term Loans shall be deposited. The Administrative Agent shall promptly give each Lender of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04    Disbursement of Funds. No later than 12:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the relevant Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make all funds so received by it in like funds as received by the Administrative Agent by wire transfer of such funds to the account designated in writing by Parent from time to time (including in any Notice of Borrowing). Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Parent and the Parent shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Parent interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Parent until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation and (ii) if recovered from the Parent, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Parent may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.
2.05    Notes.
(a)    Each Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.04 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Term Note”).
(b)    Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect each Borrower’s obligations in respect of such Term Loans. For the avoidance of doubt, to the extent any conflict arises between the records maintained pursuant to this section and the Register, the Register shall control.

(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Term Loans to a Borrower shall affect or in any manner impair the joint and several obligations of the Borrowers to pay the Term Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrowers shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.
2.06    Interest Rate Continuations and Conversions.
The Borrowers shall have the option, on any Business Day, (x) to continue all or a portion of any LIBO Rate Term Loans and (y) to convert all or a portion of the outstanding principal amount of Term Loans of a given Tranche made pursuant to one or more Borrowings of one or more Types of Term Loans into a Borrowing (of the same Tranche) of another Type of Term Loan, in each case, in an amount equal to at least the Minimum Borrowing Amount (or (i) in the case of a continuation of or conversion to LIBO Rate Term Loans, a whole multiple of $1,000,000 in excess thereof and (ii) in the case of a conversion to Base Rate Term Loans, a whole multiple of $100,000 in excess thereof); provided that (i) except as otherwise provided in Section 2.11, (x) LIBO Rate Term Loans may be converted into Base Rate Term Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of LIBO Rate Term Loans, as the case may be, shall reduce the outstanding principal amount of such LIBO Rate Term Loans, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) unless the Required Lenders otherwise agree, Base Rate Term Loans may only be converted into LIBO Rate Term Loans if no Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBO Rate Term Loans than is permitted under Section 2.02. Such continuation or conversion, as applicable, shall be effected by Parent by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior notice (in the case of any conversion to or continuation of LIBO Rate Term Loans) or one Business Day’s notice (in the case of any conversion to Base Rate Term Loans), in each case, which notice may be given by (A) telephone or (B) a Notice of Conversion/Continuation; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Conversion/Continuation; provided, further, that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its sole and absolute discretion); provided further that if the Parent wishes to convert any Term Loans to any LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to each Lender with respect to the relevant Tranche of such request and determine whether the requested Interest Period is acceptable to all of them. Such Notice of Conversion/Continuation shall specify the Term Loans of a given Tranche to be so continued or converted, as applicable, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBO Rate Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed continuation or conversion affecting any of its Term Loans.
2.07    Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ Commitments as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder, and each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.
2.08    Interest.
(a)    The Borrowers agree, jointly and severally, to pay interest in respect of the unpaid principal amount of each Base Rate Term Loan (including with respect to any LIBO Rate Term Loan converted into a Base Rate Term Loan pursuant to Section 2.06 or 2.09) made to the Borrowers hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective LIBO Rate Term Loan into a Base Rate Term Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Term Loan to a LIBO Rate Term Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.
(b)    The Borrowers agree, jointly and severally, to pay interest in respect of the unpaid principal amount of each LIBO Rate Term Loan made to the Borrowers from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBO Rate Term Loan to a Base Rate Term Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable LIBO Rate for such Interest Period.
(c)    Upon the occurrence and during the continuance of any Event of Default under Section 11.01 (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan shall bear interest at a rate per annum equal to (i) for Base Rate Term Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Term Loans plus the Base Rate, (ii) for LIBO Rate Term Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for LIBO Rate Term Loans plus the LIBO Rate and (y) overdue fees shall bear interest at a rate per annum equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Term Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.
(d)    Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) on each Interest Payment Date and (ii) on (w) the date of any conversion of a LIBO Rate Term Loan to a Base Rate Term Loan (on the amount so converted) prior to the last day of the Interest Period applicable thereto, (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.
(e)    Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBO Rate Term Loans and shall promptly notify Parent and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
2.09    Interest Periods. At the time Parent gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBO Rate Term Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBO Rate Term Loan (in the case of any subsequent Interest Period), Parent shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBO Rate Term Loan, which Interest Period shall, at the option of Parent be a one, two, three or six month period, or, if agreed to by all Lenders, a twelve month period, or, if agreed to by the Administrative Agent a period less than one month; provided that (in each case):
(i)    all LIBO Rate Term Loans comprising a Borrowing shall at all times have the same Interest Period;
(ii)    the initial Interest Period for any LIBO Rate Term Loan shall commence on the date of Borrowing of such LIBO Rate Term Loan (including, in the case of LIBO Rate Term Loans, the date of any conversion thereto from a Borrowing of Base Rate Term Loans) and each Interest Period occurring thereafter in respect of such LIBO Rate Term Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
(iii)    if any Interest Period for a LIBO Rate Term Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iv)    if any Interest Period for a LIBO Rate Term Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBO Rate Term Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)    unless the Required Lenders otherwise agree, no Interest Period for a LIBO Rate Term Loan may be selected at any time when an Event of Default is then in existence; and
(vi)    no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond the Maturity Date therefor.
With respect to any LIBO Rate Term Loans, at the end of any Interest Period applicable to a Borrowing thereof, Parent may elect to split the respective Borrowing of a single Type under a single Tranche into two or more Borrowings of different Types under such Tranche or combine two or more Borrowings under a single Tranche into a single Borrowing of the same Type under such Tranche, in each case, by having Parent give notice thereof together with its election of one or more Interest Periods, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche, and (z) does not cause a violation of the requirements of Section 2.02. If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBO Rate Term Loans, Parent has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBO Rate, Parent shall be deemed to have elected in the case of LIBO Rate Term Loans, to convert such LIBO Rate Term Loans into Base Rate Term Loans with such conversion to be effective as of the expiration date of such current Interest Period.
2.10    Increased Costs, Illegality, etc.
(a)    In the event:
(i)    the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or
(ii)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to Parent and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Parent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of a LIBO Rate Term Loan shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of a LIBO Rate Term Loan, such Borrowing shall be made as a Borrowing of a Base Rate Term Loan.

(b)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or
(iii)    subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 5.04 or (B) Excluded Taxes) on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(c)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(d)    If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Term Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to Parent through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Term Loans or to convert Base Rate Term Loans to LIBO Rate Term Loans shall be suspended until such Lender notifies the Administrative Agent and Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Term Loans of such Lender to Base Rate Term Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Term Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(e)    A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section and setting forth in reasonable detail the basis for requesting such amount or amounts, and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(f)    Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent, as the case may be, notifies Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.11    Compensation. The Borrowers agree, jointly and severally, to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Term Loans but excluding loss of anticipated profits (and without giving effect to the minimum “LIBO Rate”)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Term Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Term Loans pursuant to Section 11) or conversion of any of its LIBO Rate Term Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Term Loans is not made on any date specified in a notice of prepayment given by Parent; or (iv) as a consequence of any other default by the Borrowers to repay LIBO Rate Term Loans when required by the terms of this Agreement or any Note held by such Lender.

2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender, it will, if requested by Parent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10 and 5.04.
2.13    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), Borrowers shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among Parent, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Term Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 5.01 and (ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.

2.14    Extended Term Loans.
(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.14, Parent may at any time and from time to time request that all or a portion of any Tranche of Term Loans (each, an “Existing Term Loan Tranche”), be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans, Parent shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under the relevant Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and (y) be identical to the Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans are to be converted, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the applicable Extension Amendment (immediately prior to the establishment of such Extended Term Loans); (iv) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans have been converted before applying any such proceeds to prepay such Extended Term Loans; and (v) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by Parent and the Lenders thereof. Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that, subject to the requirements set forth above, any Extended Term Loans converted from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Tranche of Term Loans.
(b)    [Reserved].
(c)    The Parent shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as to which the Administrative Agent may consent) prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans pursuant to any Extension Request. Any Lender (each, an “Extending Term Loan Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Term Loans under the applicable Existing Term Loan Tranche exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loans of such Existing Term Loan Tranche, subject to such Extension Elections shall either (i) be converted to Extended Term Loans of such Existing Term Loan Tranche on a pro rata basis based on the aggregate principal amount of Term Loans of such Existing Term Loan Tranche included in such Extension Elections, subject to such rounding requirements as may be established by the Administrative Agent or (ii) to the extent such option is expressly set forth in the applicable Extension Request, be converted to Extended Term Loans upon an increase in the amount of Extended Term Loans so that such excess does not exist.
(d)    Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Loan Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Term Loans so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension.
(e)    Extensions consummated by the Borrowers pursuant to this Section 2.14 shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans on such terms as may be set forth in the applicable Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.14; provided that such consent shall not be deemed to be an acceptance of any Extension Request.
(f)    Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) reasonably necessary to (i) reflect the existence and terms of any Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.02(a) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 5.02(a)), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d)(i), (iv)

establish new Tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case, on terms consistent with this Section 2.14 and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent, to effect the provisions of this Section 2.14, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment.
2.15    Incremental Term Loan Commitments.
(a)    The Parent shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of any of the Lenders, to request at any time and from time to time that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders (it being understood that the Parent shall have no obligation to seek commitments in respect of Incremental Term Loans from existing Lenders)) provide Incremental Term Loan Commitments to the Borrowers and, subject to the terms and conditions contained in this Agreement and in the relevant Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Parent, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be denominated in U.S. Dollars, (iv) the amount of Incremental Term Loan Commitments made available pursuant to a given Incremental Term Loan Commitment Agreement shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment thereunder (including Eligible Transferees who will become Lenders) of at least $10,000,000 (or, if less, the remaining available amount), (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.15 after the Closing Date and all Indebtedness incurred pursuant to Section 10.04(xxvii)(A) shall not exceed at the time of incurrence thereof the sum of (x) $50,000,000, plus (y) the sum of all voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that ranks pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or Section 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) (in each case other than (1) to the extent such Incremental Term Loans were obtained pursuant to clause (z) below or (2) to the extent funded with the proceeds of long-term Indebtedness (other than Indebtedness under the ABL Credit Agreement)) in each case prior to the date of incurrence of any such Incremental Term Loan Commitments plus (z) an unlimited amount (a “Ratio-Based Incremental Facility”) so long as, in the case of this clause (z) only, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, would not exceed 1.50 to 1.00 (it being understood that the Borrowers may utilize amounts under clause (z) prior to amounts under clause (x) or clause (y) and that amounts under both clauses may be used in a single transaction), (vi) the proceeds of all Incremental Term Loans incurred by the Borrowers may be used for any purpose not prohibited under this Agreement, (vii) each Incremental Term Loan Commitment Agreement shall specifically designate, with the approval of the Administrative

Agent, the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans), unless the requirements of Section 2.15(c) are satisfied), (viii) if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the relevant Incremental Term Loan Agreement, except as to purpose (which is subject to the requirements of the preceding clause (vi)) and optional prepayment provisions and mandatory prepayment provisions (which are governed by Section 5.02; provided that each new Tranche of Incremental Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the other Tranches of Term Loans (unless the holders of the Incremental Term Loans of any Tranche agree to take a lesser share of any such prepayments)); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as such Tranche of Incremental Term Loans shall have (a) a Maturity Date of no earlier than the Latest Maturity Date as of the date such Indebtedness was incurred and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, (II) the Effective Yield applicable to such Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the Effective Yield applicable thereto to be specified in the respective Incremental Term Loan Commitment Agreement; provided, however, that if the Effective Yield for any such Incremental Term Loans exceeds the Effective Yield then applicable to any then outstanding Initial Term Loans by more than 0.50% per annum, the Applicable Margins for all then outstanding Initial Term Loans shall be increased as of such date in accordance with the requirements of the definition of “Applicable Margin”; provided, further, (A) if any Incremental Term Loans, which are secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the Indebtedness hereunder, include a LIBO Rate or Base Rate floor that is greater than the LIBO Rate or Base Rate floor applicable to the existing Term Loans, such differential between interest rate floors shall be included in the calculation of Effective Yield but only to the extent an increase in the LIBO Rate or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder and (B) to the extent any increase in the Effective Yield on the existing Term Loans is required pursuant to the immediately preceding proviso, such increase shall be effected first through an increase in the LIBO Rate or Base Rate floor applicable to such existing Term Loans in an amount equal to the amount of the differential indicated in the foregoing clause (A) with any remaining required increase effected pursuant to an increase the Applicable Margin to the extent required by the definition thereof, and (III) such Tranche of Incremental Term Loans may have other terms (other than those described in preceding clauses (I) and (II)) that may differ from those of other Tranches of Term Loans, including, without limitation, as to the application of optional or voluntary prepayments among the Incremental Term Loans and the existing Term Loans and such other differences as may be reasonably satisfactory to the Administrative Agent, (ix) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by the Borrowers shall be Obligations of the Borrowers under this Agreement and the other applicable Credit Documents and shall be secured by the Security Agreements, and guaranteed under each relevant Guaranty, on a pari passu or junior basis with all other Term Loans secured by the Security Agreement and guaranteed under each such Guaranty, (x) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(b) and such Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents and (xi) all Incremental Term Loan Commitment Requirements are satisfied.
(b)    At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.15, the Borrowers, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit L (appropriately completed), with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date on which (w) a fully executed copy of such Incremental Term Loan Commitment Agreement shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon upfront or arrangement fees owing to the Administrative Agent to the extent it served as the arranger for the Incremental Term Loan Commitments), (y) all Incremental Term Loan Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.15 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Term Notes will be issued at the Borrowers’ expense to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.15, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement; provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:
(i)    the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Borrowers, the same Maturity Date and the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;
(ii)    the new Incremental Term Loans shall have the same Scheduled Repayment dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis)) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately;

(iii)    on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the applicable Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Term Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01(b)) on a pro rata basis; and
(iv)    the Effective Yield of such Incremental Term Loans would not result in an increase in the Applicable Margins for the Initial Term Loans (assuming for this purpose, that such Incremental Term Loans had been incurred as a new Tranche of Incremental Term Loans).
To the extent the provisions of the preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBO Rate Term Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Term Loans of such Tranche and which will end on the last day of such Interest Period). All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.
2.16    Borrowers’ Representative. Each Borrower hereby designates Parent as its representative and agent for all purposes under the Credit Documents, including requests for Term Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. Parent hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Parent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to Parent on behalf of such Borrower. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with Parent for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Parent shall be binding upon and enforceable against it.

2.17    [Reserved].
2.18    Refinancing Facilities.
(a)    The Borrowers may from time to time by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”) or one or more series of debt securities (“Refinancing Notes”), which refinance, renew, replace, defease or refund all or any portion of one or more Tranches of Term Loans (including any Incremental Term Loans or Extended Term Loans) under this Agreement selected by Parent; provided, that such Refinancing Term Loans and/or Refinancing Notes may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased or refunded plus unpaid accrued interest and premium (if any) thereon and upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans and/or Refinancing Notes; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Sections 2.15 or 10.04 (and Section 10.01 to the extent secured) and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Sections 2.15 or 10.04 (and Section 10.01 to the extent secured). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Term Loans shall be made or the Refinancing Notes shall be issued, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:
(i)    the Weighted Average Life to Maturity of such Refinancing Term Loans and/or Refinancing Notes shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans and/or Refinancing Notes shall not have a final maturity before the Maturity Date applicable to the Term Loans being refinanced;
(ii)    such Refinancing Term Loans and/or Refinancing Notes shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment and redemption terms as may be agreed to by the Parent and the relevant Refinancing Term Loan Lenders (as defined below) and/or Refinancing Note Holders (as defined below); provided that with respect to Refinancing Term Loans or Refinancing Notes that are secured by Liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Term Loans, no holders of such Refinancing Term Loans or Refinancing Notes shall be permitted to share any mandatory prepayment or redemption on a more than ratable basis with the Term Loans;
(iii)    such Refinancing Term Loans and/or Refinancing Notes shall not be guaranteed by any Person other than a Borrower or a Subsidiary Guarantor;
(iv)    in the case of any such Refinancing Term Loans and/or Refinancing Notes that are secured such Refinancing Term Loans and/or Refinancing Notes are secured only by assets comprising Collateral, and not secured by any property or assets of a Borrower or any of its Subsidiaries other than the Collateral;

(v)    all other terms applicable to such Refinancing Term Loans and/or Refinancing Notes (excluding pricing and optional prepayment or redemptions terms) shall either, at the option of the Parent, (I) be consistent with market terms and conditions (taken as a whole) at the time of Incurrence or effectiveness (as determined by the Parent and the Agent in good faith), (II) be substantially identical to those applicable to the then outstanding Term Loans, or (III) (taken as a whole) be otherwise not materially more favorable to the Refinancing Term Loan Lenders and/or Refinancing Note Holders than those applicable to the then outstanding Term Loans, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date at the time of such refinancing, except where the Lenders also receive the benefit of such more favorable terms); provided that Refinancing Term Loans and/or Refinancing Notes may rank pari passu or junior in right of payment and/or security with the remaining Term Loans or may be unsecured so long as the holders of any Refinancing Term Loans and/or Refinancing Notes that are subordinated in right of payment and/or security are subject to an Additional Intercreditor Agreement (provided that a certificate of a Responsible Officer of Parent delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (v), shall be conclusive evidence that such terms and conditions (other than the terms and conditions of the Additional Intercreditor Agreement referred to in this clause (v), satisfy such requirement unless the Administrative Agent provides notice to Parent of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects))).
(b)    The Borrowers may approach any Lender or any other Person that would be an Eligible Transferee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”) or Refinancing Notes (a “Refinancing Note Holder”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans and/or Refinancing Notes may elect or decline, in its sole discretion, to provide a Refinancing Term Loan or purchase Refinancing Notes. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment and subject to the restrictions set forth in clause (a) above, be designated as an increase in any previously established Tranche of Term Loans made to the Borrowers.
(c)    The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.18(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans and Refinancing Notes on the terms specified by Parent) and hereby waive the requirements of this Agreement or any other Credit Document that may otherwise prohibit any transaction contemplated by Section 2.18(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”). The Refinancing Notes shall be established pursuant to a Refinancing Notes Indenture which shall be consistent with the provisions set forth in Section 2.18(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Parent, to effect the provisions of this Section 2.18, including in order to establish new Tranches or sub-Tranches in respect of the Refinancing Term Loans and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 5.02(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrowers to effect the foregoing.
2.19    Reverse Dutch Auction Repurchases.
(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Parent or any Restricted Subsidiary may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans of a particular Tranche (each, an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or any other bank or investment bank of recognized standing selected by Parent (with the consent of the Administrative Agent or such other bank or investment bank) following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:
(i)    each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.19(a) and Schedule 2.19(a);
(ii)    no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of Term Loans in connection with any Auction;
(iii)    the minimum principal amount (calculated on the face amount thereof) of all Term Loans that Parent or such Restricted Subsidiary offers to purchase in any such Auction shall be no less than $1,000,000 (unless another amount is agreed to by the Administrative Agent);
(iv)    the Borrowers shall not use the proceeds of any borrowing under the ABL Credit Agreement to finance any such repurchase; and
(v)    the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by such Borrower or such Restricted Subsidiary shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).
(b)    The Borrowers or a Restricted Subsidiary must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction. Such Borrower or such Restricted Subsidiary may withdraw any Auction if the reply amounts are insufficient to complete the purchase of a minimum principal amount of the Term Loans designated in writing to the applicable Auction Manager by such Borrower or such Restricted Subsidiary (the “Minimum Purchase Condition”). No Credit Party or any Restricted Subsidiary shall have any liability to any Lender for any termination of such Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction, or for any termination of such Auction as a result of the failure to satisfy the Minimum Purchase Condition, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made pursuant to this Section 2.19, (x) such Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to an Auction, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).
(c)    The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by a Borrower or any Restricted Subsidiary contemplated by this Section 2.19 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent and the Auction Manager shall cooperate in a reasonable manner in connection therewith.
2.20    Open Market Purchases.
(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, a Borrower or any Restricted Subsidiary may, at any time and from time to time, make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;
(ii)    none of the Borrowers or any Restricted Subsidiary shall use the proceeds of any borrowing under the ABL Credit Agreement to finance any such purchase; and

(iii)    the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by such Borrower or any Restricted Subsidiary shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).
(b)    With respect to all purchases of Term Loans made pursuant to this Section 2.20, (x) such Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).
(c)    The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by a Borrower or any Restricted Subsidiary contemplated by this Section 2.20 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.20.

Section 3.    [Reserved].
Section 4.    Fees; Reductions of Commitment.
4.01    Fees. The Borrowers agree, jointly and severally, to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrowers and the Administrative Agent.
4.02    Mandatory Reduction of Commitments.
(a)    In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Initial Term Loan Commitment shall terminate in its entirety on the Closing Date after the funding of all Initial Term Loans on such date.
(b)    In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment after the funding of all relevant Incremental Term Loans on such date.
(c)    Each reduction to the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.02 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Initial Term Loan Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.
Section 5.    Prepayments; Payments; Taxes.
5.01    Voluntary Prepayments.
(a)    The Borrowers shall have the right to prepay the Term Loans of any Tranche, without premium or penalty (other than as provided in Section 5.01(b)), in whole or in part at any time and from time to time on the following terms and conditions: (i) Parent shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay all of the Term Loans, or in the case of any partial prepayment, the Tranche of Term Loans to be prepaid, the amount of the Term Loans to be prepaid, the Types of Term Loans to be repaid, the manner in which such prepayment shall apply to reduce the Scheduled Repayments and, in the case of LIBO Rate Term Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by Parent (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Term Loans maintained as Base Rate Term Loans and (y) prior to 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment in the case of LIBO Rate Term Loans (or, in the case of clause (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent; provided that if any partial prepayment of LIBO Rate Term Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBO Rate Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, then if such Borrowing is a Borrowing of LIBO Rate Term Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Term Loans and any election of an Interest Period with respect thereto given by Parent shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; provided that it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.14 in connection with an Extension Amendment; and (iv) each prepayment of principal of Term Loans of a given Tranche pursuant to this Section 5.01(a) shall be applied as directed by Parent in the applicable notice of prepayment delivered pursuant to this Section 5.01(a) or, if no such direction is given, in direct order of maturity. Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.01(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the occurrence of a Change of Control or any similar event), in which case such notice may be revoked by Parent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    (x) in the event of any optional prepayments of the Term Loans incurred on the Closing Date made pursuant to this Section 5.01, (y) in the event of mandatory prepayments of the Term Loans incurred on the Closing Date pursuant to Section 5.02(c) with cash proceeds of Indebtedness incurred by the Parent or any Restricted Subsidiary or (z) in connection with the removal of any Non-Consenting Lender who is a Lender of the Term Loans incurred on the Closing Date, in each case, prior to the first anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Term Loans a premium equal to 2% of the aggregate principal amount of the Term Loans so prepaid or required to be assigned;
(ii)    (x) in the event of any optional prepayments of the Term Loans incurred on the Closing Date made pursuant to this Section 5.01, (y) in the event of mandatory prepayments of the Term Loans incurred on the Closing Date pursuant to Section 5.02(c) with cash proceeds of Indebtedness incurred by the Parent or any Restricted Subsidiary or (z) in connection with the removal of any Non-Consenting Lender who is a Lender of the Term Loans incurred on the Closing Date, in each case, on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Term Loans a premium equal to 1% of the aggregate principal amount of the Term Loans so prepaid or required to be assigned; and
(iii)    on or after the second anniversary of the Closing Date, no prepayment premium shall be due in respect of the Term Loans.
(c)    In the event (i) of a refusal by a Lender (such Lender, a “Non-Consenting Lender”) to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), or (ii) any Lender becomes a Defaulting Lender, Parent may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (or such shorter notice as may be agreed by the Administrative Agent) repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, Section 13.12(b), so long as, in the case of any repayment pursuant to clause (i) hereof, the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to such clause (i) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(c) shall reduce the then remaining Scheduled Repayments of the applicable Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).

5.02    Mandatory Repayments.
(a)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrowers shall be required to repay to the Administrative Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter commencing after the Closing Date, an aggregate principal amount of Initial Term Loans equal to 1.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date and (ii) on the Initial Maturity Date for Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date (each such repayment described in clauses (i) and (ii), as the same may be reduced as provided in this Agreement, including in Section 2.19, 2.20, 5.01 or 5.02(g), or as a result of the application of prepayments in connection with any Extension as provided in Section 2.14, a “Scheduled Repayment”).
(b)    In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrowers shall be required to make, with respect to each new Tranche (i.e., other than Initial Term Loans, which are addressed in the preceding clause (a)) of Term Loans to the extent then outstanding, scheduled amortization payments of such Tranche of Term Loans to the extent, and on the dates and in the principal amounts, set forth in the Incremental Term Loan Commitment Agreement, Refinancing Term Loan Amendment or Extension Amendment applicable thereto.
(c)    In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which the Parent or any Restricted Subsidiary receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (other than Refinancing Term Loans and Refinancing Notes)), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).
(d)    In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which Parent or any Restricted Subsidiary receives any Net Sale Proceeds from any Asset Sale (other than ABL Collateral), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h). Notwithstanding the foregoing, Parent or such Restricted Subsidiary may apply all or a portion of such Net Sale Proceeds to reinvest in the purchase of assets useful in the business of Parent and its Restricted Subsidiaries within 12 months following the date of receipt of such Net Sale Proceeds (or, if within such 12-month period, Parent or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Sale Proceeds, within six months following such 12-month period during which Parent so committed to such plan of reinvestment); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by Parent or such Restricted Subsidiary of such Net Sale Proceeds, Parent or such Restricted Subsidiary has not so used all or a portion of such Net Sale Proceeds otherwise required to be applied as a mandatory repayment pursuant to this sentence, an amount equal to the remaining portion of such Net Sale Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period.

(e)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (i) the Applicable Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period less (ii) the aggregate amount of all (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or Section 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) and (y) prepayments of revolving loans under the ABL Credit Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the ABL Credit Agreement or senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder, in each case, to the extent accompanied by a permanent reduction in commitments therefor and not financed with the incurrence of other long-term Indebtedness (other than Indebtedness under the ABL Credit Agreement), in each case under this clause (ii), which prepayments are made at any time prior to the Excess Cash Flow Payment Date and not previously applied to reduce an Excess Cash Flow payment shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).
(f)    In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Parent or any Restricted Subsidiary receives any Net Insurance Proceeds from any Recovery Event (other than in respect of ABL Collateral), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h). Notwithstanding the foregoing, Parent or such Restricted Subsidiary may apply such Net Insurance Proceeds to reinvest in the purchase of assets useful in the business of Parent and its Restricted Subsidiaries within 12 months following the date of receipt of such proceeds (or, if within such 12-month period, Parent or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Sale Proceeds, within 18 months following the date of receipt of such proceeds); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by Parent or any of its Restricted Subsidiaries of such Net Insurance Proceeds, Parent or any of its Restricted Subsidiaries have not so used all or a portion of such Net Insurance Proceeds otherwise required to be applied as a mandatory repayment pursuant to this sentence, an amount equal to the remaining portion of such Net Insurance Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period, as the case may be.
(g)    Each amount required to be applied pursuant to Sections 5.02(d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that to the extent any Permitted Pari Passu Notes (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase from any Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to be applied to prepay Term Loans in accordance with clause (d) or (f) above, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness then outstanding) of such Net Sale Proceeds or

Net Insurance Proceeds may be applied to prepay or repurchase such pari passu secured Indebtedness in lieu of prepaying Term Loans as provided above. Prepayments pursuant to Section 5.02(c) shall be applied to the Tranche or Tranches of Term Loans selected by Parent. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(c), (d), (e) and (f) (and applied pursuant to this clause (g)) shall be applied to reduce the Scheduled Repayments of the applicable Tranche in direct order of maturity of such Scheduled Repayments.
(h)    With respect to each repayment of Term Loans required by this Section 5.02, Parent may (subject to the priority payment requirements of Section 5.02(g)) designate the Types of Term Loans of the applicable Tranche which are to be repaid and, in the case of LIBO Rate Term Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such LIBO Rate Term Loans were made; provided that: (i) repayments of LIBO Rate Term Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such LIBO Rate Term Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Term Loans of the applicable Tranche have been paid in full; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by Parent as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(i)    In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Term Loans of any Tranche of Term Loans shall be repaid in full on the Maturity Date for such Tranche of Term Loans.
(j)    Notwithstanding any other provisions of this Section 5.02, to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”), the Net Insurance Proceeds of any Recovery Event incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, or if the repatriation of any such amount would result in any adverse tax consequence to any Foreign Subsidiary of Parent or its Restricted Subsidiaries as reasonably determined by the Borrowers in good faith, the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States or until a change in the tax treatment would allow such repatriation without any adverse tax consequences as reasonably determined by the Borrowers in good faith (the Borrowers hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary, or a change in the tax treatment would allow such repatriation without any adverse tax consequences as reasonably determined by the Borrowers in good faith, such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 5.02.
(k)    The Parent shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) at least three Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide the amount of such repayment. The Administrative Agent will promptly notify the Lenders of the contents of Parent’s repayment notice and of such Lender’s pro rata share of any repayment. Each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Parent no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. The Administrative Agent shall notify Parent of any rejection by any Lender of any mandatory prepayment of Term Loans on the Business Day before such payment would otherwise be due hereunder. Any Declined Proceeds may be retained by the Borrowers in accordance with this Agreement.
5.03    Method and Place of Payment. All payments under this Agreement and under any Note shall be made (i) to the Administrative Agent at its Payment Office for the account of the Lender or Lenders entitled thereto, or, except as otherwise specifically provided herein, directly to such Lender or Lenders, in each case not later than 2:00 p.m. (New York City time) on the date when due, (ii) in U.S. Dollars in immediately available funds and (iii) free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after such time on such date referred to in the first sentence of this Section 5.03 shall, at the option of the Administrative Agent, be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
5.04    Net Payments.
(a)    All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law. If any Taxes are required to be withheld or deducted from such payments by any applicable withholding agent, then (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable by such Credit Party shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.04), the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent)

receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(b)    The Credit Parties will furnish to the Administrative Agent, within 45 days after the date of the payment by any of them to the relevant Governmental Authority of any Indemnified Taxes or Other Taxes pursuant to Section 5.04(a), certified copies of tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties shall jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 5.04) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(c)    Any Lender that is entitled to an exemption from or reduction of withholding Tax in respect of payments made under any Credit Document shall deliver to Parent and the Administrative Agent, at the time or times reasonably requested by Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by Parent or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to Parent and the Administrative Agent, at the time or times reasonably requested by Parent or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by Parent or the Administrative Agent as will enable Parent or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below) expired, obsolete or inaccurate in any respect, deliver promptly to Parent and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Parent or the Administrative Agent) or promptly notify Parent and the Administrative Agent in writing of its legal ineligibility to do so.
Without limiting the generality of the foregoing:
(i)    Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to Parent and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender,

(A)    two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(B)    two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI (or successor form),
(C)    in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with the Lender’s conduct of a U.S. trade or business (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to an exemption from U.S. withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or
(D)    to the extent a Lender is not the beneficial owner (including where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-8IMY, Form W-9 and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.04(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partners).
(ii)    Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to Parent and the Administrative Agent, on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States backup withholding requirements

(iii)    If any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Parent or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent or the Administrative Agent as may be necessary for Parent or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c)(iii), “FATCA” shall include any amendment made to FATCA after the Closing Date.
Notwithstanding any other provision of this Section 5.04, a Lender shall not be required to deliver any document pursuant to this Section 5.04(c) that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 5.04(c).
(d)    If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.04(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses, including any Taxes, of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.04(d) to the extent such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

Section 6.    Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Term Loans on the Closing Date, is subject at the time of the making of such Term Loans to the satisfaction or waiver of the following conditions:
6.01    Term Loan Credit Agreement. On or prior to the Closing Date, the Borrowers shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.
6.02    [Reserved].
6.03    Opinions of Counsel. Subject to Section 9.13, on the Closing Date, the Administrative Agent shall have received from (i) Jenner & Block LLP, counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, and (ii) each local counsel listed on Schedule 6.03, a customary opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.
6.04    Corporate Documents; Proceedings, etc.
(a)    On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Secretary or Assistant Secretary of such Credit Party, and attested to by a Responsible Officer of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party, the resolutions of such Credit Party referred to in such certificate and incumbency certificates, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall have received good standing certificates and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested.
6.05    Senior Secured Notes Redemption. Substantially concurrently with the funding of the Initial Term Loans, the Parent shall have irrevocably deposited funds (or made arrangements reasonably satisfactory to the Administrative Agent for the irrevocable deposit of funds) to effectuate the redemption of all of the Senior Secured Notes and shall have delivered to the trustee an irrevocable notice of redemption with respect thereto (the “Senior Secured Notes Redemption”).
6.06    [Reserved].
6.07    Intercreditor Agreement. On the Closing Date, each Credit Party shall have executed and delivered an acknowledgment to the Intercreditor Agreement.
6.08    Insurance. Subject to Section 9.13, the Administrative Agent shall have received certificates of insurance (and endorsements thereto) for the insurance policies carried by Parent, all in compliance with the Credit Documents.

6.09    Security Documents. Subject to Section 9.13, on the Closing Date, each Credit Party shall have executed and delivered each Security Document to which it is a party, in each case, covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:
(i)    all of the Pledged Collateral, if any, referred to in the aforementioned Security Documents and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities, along with evidence that all other actions necessary to perfect (to the extent required by the aforementioned Security Documents) the security interests in Pledged Collateral purported to be created by the aforementioned Security Documents have been taken;
(ii)    certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective UCC-1 financing statements that name the Borrowers or any other Credit Party as debtor and that are filed in the respective jurisdictions of organization of the Credit Parties, together with copies of such financing statements;
(iii)    an executed Perfection Certificate;
(iv)    proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;
(v)    copies of appropriately completed UCC-3 termination statements and release documentation, if any, necessary to release all Liens (other than Permitted Liens) of any Person in any collateral dscribed inany Security Document granted by any Person; and
(vi)    all other instruments, documents and filings required by the Security Documents to perfect the liens created thereunder (other than Excluded Perfection Actions).
6.10    Subsidiaries Guaranty. On the Closing Date, each Subsidiary Guarantor shall have executed and delivered the Term Loan Subsidiaries Guaranty substantially in the form of Exhibit H (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Subsidiaries Guaranty”).
6.11    Financial Statements. On or prior to the Closing Date, the Agents and the Lenders shall have received with respect to Parent and its Subsidiaries, (i) the audited consolidated balance sheets for the fiscal years ended March 31, 2014, March 31, 2015 and March 31, 2016, and the related audited consolidated statements of income and cash flows for the respective fiscal years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet as of December 31, 2016, and the related unaudited consolidated statements of income and cash flows for the nine month period ending as of December 31, 2016.

6.12    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of the Parent substantially in the form of Exhibit I.
6.13    Fees, etc. On the Closing Date, the Borrowers shall have paid to the Agents and their Affiliates that are Lenders on the Closing Date all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender on the Closing Date that have been separately agreed and are payable in respect of the Transactions to the extent then due.
6.14    No Default; Representation and Warranties. All representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on the Closing Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Closing Date).
6.15    Patriot Act. The Agents shall have received from the Credit Parties, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least 10 Business Days prior to the Closing Date.
6.16    Borrowing Notice. Prior to the making of the Initial Term Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.
6.17    Officer’s Certificate On the Closing Date, the Borrowers shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrowers certifying (i) that no Default or Event of Default exists and (ii) as to the satisfaction of the conditions in Section 6.05, Section 6.14 and Section 6.18.
6.18    Material Adverse Effect. Since March 31, 2016, there has not occurred a Material Adverse Effect.
Section 7.    Conditions Precedent to all Credit Events after the Closing Date. The obligation of each Lender to make Term Loans after the Closing Date shall be subject to the satisfaction or waiver of the conditions set forth in Section 2.15 or Section 2.18, as applicable.

Section 8.    Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Term Loans, each Borrower makes the following representations and warranties, in each case after giving effect to the Transactions.
8.01    Organizational Status. Each of Borrower and each of the Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company or unlimited liability company, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization,

(ii) has the corporate, partnership, limited liability company or unlimited holding company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except to the extent such failures to be so qualified, authorized and in good standing would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.02    Power and Authority; Enforceability. Each Credit Party has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party thereof has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
8.03    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default, Lien and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.
8.04    Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings, consents, approvals, registrations and recordings in respect of Liens created pursuant to the Security Documents (and to release existing Liens), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.
8.05    Financial Statements; Financial Condition.
(a)    (i) The unaudited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2016 and the related consolidated statements of income and retained earnings and statement of cash flows for the quarterly accounting period ended December 31, 2016 and for the elapsed portion of the fiscal year ended December 31, 2016 present fairly in all material respects the consolidated financial position of the Parent at the dates of such balance sheets and the consolidated results of the operations of the Parent for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with U.S. GAAP consistently applied, except as otherwise expressly noted therein.
(ii)    The Audited Financial Statements for the fiscal period ended March 31, 2016 present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the Parent and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with U.S. GAAP consistently applied, except as otherwise expressly noted therein and subject to changes resulting from normal year-end adjustments and the absence of footnotes.
(b)    On the Closing Date, Parent and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transactions.
(c)    [Reserved].
(d)    Since March 31, 2016, there has been no change, event or occurrence that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.06    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Restricted Subsidiaries (i) with respect to the Transactions or any Credit Document or (ii) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
8.07    True and Complete Disclosure. All written information (other than information consisting of statements, estimates and forecasts, as to which no representation, warranty or covenant is made) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

8.08    Use of Proceeds; Margin Regulations.
(a)    All proceeds of the Term Loans incurred on the Closing Date will be used by the Borrowers to finance, in part, the Transactions and pay Transactions Costs.
(b)    All proceeds of Incremental Term Loans will be used for the purpose set forth in Section 2.15(a).
(c)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(d)    The Borrowers will not request any Borrowings, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to Parent and its Subsidiaries or, to the knowledge of Borrowers, any other party hereto.
8.09    Tax Returns and Payments. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) Parent and each of the Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Parent and/or any of the Restricted Subsidiaries (including in its capacity as a withholding agent), (ii) the Returns accurately reflect all liability for Taxes of Parent and its Restricted Subsidiaries for the periods covered thereby, and (iii) Parent and each of the Restricted Subsidiaries have paid all Taxes payable by it (including in its capacity as a withholding agent), other than those that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with U.S. GAAP. As of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrowers, threatened in writing by any authority regarding any Taxes relating to Parent or any Restricted Subsidiary that would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
8.10    Benefit Plans.
(a)    ERISA.
(i)    No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.
(ii)    There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(iii)    If each of Parent, each Restricted Subsidiary of Parent and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(iv)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Parent, any Restricted Subsidiary of Parent or any ERISA Affiliate, threatened, which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(v)    The Parent, any Restricted Subsidiary of Parent and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except where any failure to comply would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(b)    Foreign Benefit Plans.
(i)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, with respect to any Foreign Pension Plan, (A) all employer and employee contributions required by law or by the terms of the Foreign Pension Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) where applicable, the fair market value of the assets of each funded Foreign Pension Plan, the liability of each insurer for any Foreign Pension Plan funded through insurance, or the book reserve established for any Foreign Pension Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Pension Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
(ii)    Each Foreign Pension Plan is in compliance (A) in all material respects with the requirements of all applicable laws of the Republic of Singapore and (B) in all respects with the requirements of all federal, state, provisional and other applicable laws (other than those of the Republic of Singapore), except where such failure to be in compliance would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(iii)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Foreign

Pension Plan that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Foreign Pension Plan that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(iv)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Parent nor any of the Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.
8.11    The Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral (as described in the Security Documents), and upon (i) the timely and proper filing of appropriate Uniform Commercial Code financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured creditor, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (v) the recordation of the Copyright Security Agreement in the U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral of the type required by the Security Documents, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished by such filings and the taking of such actions (other than Excluded Perfection Actions).
8.12    Properties. All material Real Property owned by any Credit Party as of the Closing Date is correctly set forth in Schedule 8.12. Each of Parent and each of the Restricted Subsidiaries has good and valid record title or valid leasehold interest in the case of material Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or interest would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.13    Capitalization. All outstanding shares of capital stock of KEC has been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of KEC that may be imposed as a matter of law) and are owned by Parent. KEC does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.
8.14    Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transactions, Parent has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transactions, the percentage ownership (direct and indirect) of Parent in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.
8.15    Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.
(a)    Each of Parent and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. The Borrowers will not directly (or, to the knowledge of the Borrowers, indirectly) use the proceeds of the Initial Term Loans to violate or result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.
(b)    The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the Transactions will violate any Anti-Corruption Law or applicable Sanctions.
8.16    Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

8.17    No Default. No Default or Event of Default has occurred and is continuing or would result from the transactions contemplated by this Agreement or any other Credit Documents.
8.18    Environmental Matters. Except for any matters that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect:
(a)    Parent and each of the Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or threatened Environmental Claims against the Parent or any Restricted Subsidiary or relating to any Real Property currently or formerly owned, leased or operated by the Parent or any Restricted Subsidiary. There are no facts, circumstances, conditions or occurrences that would be reasonably expected (i) to form the basis of an Environmental Claim against Parent or any Restricted Subsidiary or (ii) to cause any Real Property owned, leased or operated by Parent or any Restricted Subsidiary to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Parent or any Restricted Subsidiary under any applicable Environmental Law.
(b)    Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Parent or any of the Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.
8.19    Labor Relations. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Parent or any of the Restricted Subsidiaries or, to the knowledge of the Borrowers, threatened against Parent or any of the Restricted Subsidiaries, (b) to the knowledge of the Borrowers, there are no questions concerning union representation with respect to Parent or any of the Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Parent or any of the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrowers, no wage and hour department investigation has been made of Parent or any of the Restricted Subsidiaries.
8.20    Intellectual Property. Each of the Parent and its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.21    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 9.    Affirmative Covenants. Each Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loans (in each case together with interest thereon), Fees and all other Obligations (other than contingent obligations and liabilities and obligations under any Designated Interest Rate Protection Agreement or any Designated Treasury Services Agreement) incurred hereunder and thereunder, are paid in full:
9.01    Information Covenants. The Borrowers will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders:
(a)    Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Parent, (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by a Responsible Officer of Parent that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated (except as noted therein), subject to changes resulting from normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
(b)    Annual Financial Statements. Commencing with the fiscal year ending March 31, 2017, within 90 days after the close of each fiscal year of Parent, (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by any one of the “Big 4” public accounting firms or other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant applicable to the Borrowers on a future date or in a future period)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Parent and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
(c)    Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) Parent’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of Parent, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or the Borrowers shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to Borrowers and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand, and (2) to the extent such information is in lieu of information required to be provided under Sections 9.01(a) and 9.01(b) (it being understood that such information may be audited at the option of Borrowers), such materials are accompanied by a report and opinion of independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant applicable to the Borrowers on a future date or in a future period).
(d)    [Reserved].
(e)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.01(b), a compliance certificate from a Responsible Officer of Borrowers substantially in the form of Exhibit J certifying on behalf of the Borrowers as to matters set forth therein.
(f)    Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of the Borrowers obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any default or event of default under the ABL Credit Agreement or any refinancing thereof, any Permitted Pari Passu Notes Documents or any Permitted Junior Debt or other debt instrument in excess of the Threshold Amount, (iii) any litigation, or governmental investigation or proceeding pending against Parent or any of its Subsidiaries which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (iv) any other event, change or circumstance that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(g)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”).
(h)    Environmental Matters. Promptly after any Responsible Officer of Borrowers obtains knowledge thereof, notice of any of the following environmental matters to the extent such environmental matters would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:
(i)    any pending or threatened Environmental Claim against Parent or any of the Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of the Restricted Subsidiaries;
(ii)    any condition or occurrence on or arising from any Real Property owned, leased or operated by Parent or any of the Restricted Subsidiaries that (a) results in noncompliance by Parent or any of the Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Parent or any of the Restricted Subsidiaries or any such Real Property;
(iii)    any condition or occurrence on any Real Property owned, leased or operated by Parent or any of the Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Parent or any of the Restricted Subsidiaries of such Real Property under any Environmental Law; and
(iv)    the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Parent or any of the Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by Parent or any of the Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Parent or any of the Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Parent or any of the Restricted Subsidiaries of potential liability under CERCLA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Parent’s or such Subsidiary’s response thereto.
(i)    Notices to Holders. Promptly after the sending, filing or receipt thereof, Borrowers will provide to the Administrative Agent any material notices provided to, or received from, holders of (I) Refinancing Notes, Permitted Pari Passu Notes, Permitted Junior Debt or other Indebtedness, in each case of this clause (I), with a principal amount in excess of the Threshold Amount or (II) the ABL Credit Agreement (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder).
(j)    Insurance. Evidence of insurance renewals as required under Section 9.03 hereunder.
(k)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Parent or any its Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided, however, that the Borrowers will not be required to (A) provide any budgets, forecasts, projections or other forward looking information, or (B) disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
Documents required to be delivered pursuant to Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Borrowers shall, upon request of the Administrative Agent, deliver copies of (which delivery may be by electronic transmission) such documents to the Administrative Agent and (ii) Borrowers shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Public Side Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
The Borrowers hereby (i) authorize the Administrative Agent to make financial statements and other information provided pursuant to clauses (a) and (b) above, along with the Credit Documents, available to Public-Siders and (ii) agree that at the time the Section

9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities.
9.02    Books, Records and Inspections; Conference Calls.
(a)    Parent will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent (and, when an Event of Default exists, any Lender) to visit and inspect, under guidance of officers of the Parent or such Restricted Subsidiary, any of the properties of the Parent or such Restricted Subsidiary, and to examine the books of account of the Parent or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Parent or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals, and reasonable advance notice, and to such reasonable extent as the Administrative Agent (or, when an Event of Default exists, any Lender) may request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that neither the Parent nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product. Notwithstanding the foregoing, in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise such rights under this Section 9.02 more often than one time during any fiscal year, which shall be at the Borrowers’ expense; provided, further, however, that when an Event of Default exists, the Administrative Agent and any Lender and their respective designees may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent (and, to the extent applicable, a Lender) shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.
(b)    Parent will, within 45 days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by Parent and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of Parent (it being understood that any such call may be combined with any similar call held for any of Parent’s other lenders or security holders).
9.03    Maintenance of Property; Insurance.
(a)    The Parent will, and will cause each of the Restricted Subsidiaries to, (i) keep all tangible property material to the business of Parent and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (ii) maintain, pursuant to self-insurance arrangements or with insurance companies that Parent believes (in the good faith judgment of the management of Parent) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance on all such property and against all such risks as is, in the good faith determination of Parent, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Parent and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its reasonable request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
(b)    [Reserved].
(c)    The Parent will, and will cause each of the Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall, when required by Section 9.13, be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Creditors (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Parent shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve; and (y) self-insurance programs.
(d)    If Parent or any of the Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or Parent or any of the Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance so long as the Administrative Agent provides written notice to Parent of its election to procure such insurance prior thereto, and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.
9.04    Existence; Franchises. The Parent will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its (a) existence and (b) franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Parent or any of the Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Parent or any of the Restricted Subsidiaries of any franchises, licenses or permits that Parent reasonably determines are no longer material to the operations of Parent and its Restricted Subsidiaries taken as a whole, or (iii) in the case of clause (b) above, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.05    Compliance with Statutes, etc. The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations (including, without limitation, FCPA, OFAC and the USA PATRIOT Act) and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
9.06    Compliance with Environmental Laws.
(a)    The Parent will comply, and will cause each of the Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by Parent or any of the Restricted Subsidiaries, except such noncompliances as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Permitted Liens and Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of Parent). Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, neither Parent nor any of the Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Parent or any of the Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.
9.07    ERISA. Promptly upon a Responsible Officer of the Parent obtaining knowledge thereof, Parent will deliver to the Administrative Agent a certificate of a Responsible Officer of Parent setting forth the full details as to such occurrence and the action, if any, that Parent, such Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Parent, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by Parent, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if Parent, any Restricted Subsidiary of Parent and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect, (d) Parent, any Restricted Subsidiary of Parent or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect, (e) a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely, either individually or in the aggregate, to result in a Material Adverse Effect; or (f) a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect. Parent will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500 series) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by Parent or a Restricted Subsidiary.
9.08    End of Fiscal Years; Fiscal Quarters. The Parent will cause (i) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on or near March 31 of each year and (ii) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on or near March 31, June 30, September 30 and December 31 of each year.
9.09    ABL Credit Agreement. Substantially concurrently with the consummation of the Senior Secured Notes Redemption on the redemption date, the Borrowers shall repay all Indebtedness outstanding under the ABL Credit Agreement.
9.10    Payment of Taxes. Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Parent will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it (including in its capacity as a withholding agent), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Parent or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Parent nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.
9.11    Use of Proceeds. The Borrowers will use the proceeds of the Term Loans only as provided in Section 8.08.
9.12    Additional Security; Further Assurances; etc.
(a)    The Borrowers will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in any Additional Specified Foreign Stock obtained or acquired by the Borrowers and the Subsidiary Guarantors after the Closing Date (other than assets constituting Excluded Collateral); provided that the pledge of such Additional Specified Foreign Stock shall be limited to no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of the related Additional Specified Foreign Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Additional Specified Foreign Subsidiary. All such security interests shall be granted pursuant to an Additional Specified Foreign Pledge Agreement reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the Intercreditor Agreement, any Additional Intercreditor Agreement and any Pari Passu Intercreditor Agreement, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.
(b)    Subject to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and any Pari Passu Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary (other than an Excluded Subsidiary) after the Closing Date, (i) cause such new Subsidiary (A) to execute a joinder agreement to the Subsidiaries Guaranty and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent, but excluding all Excluded Perfection Actions, and (ii) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary opinion, addressed to the Administrative Agent and the other Lenders, as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.
(c)    The Borrowers will, and will cause each of the other Credit Parties that are Restricted Subsidiaries of Parent to, at the expense of Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrowers’ expense, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document, and except for Excluded Perfection Actions.
(d)    To the extent all of the preferred stock of TOKIN Corporation (the “TOKIN Preferred Stock”) is not irrevocably redeemed on or prior to the first anniversary of the Closing Date (or such later date as the Administrative Agent shall otherwise agree in its sole discretion), KEC (or, to the extent such TOKIN Preferred Stock is assigned to another Credit Party, such other Credit Party) shall grant to the Collateral Agent for the benefit of the Secured Creditors security interests in sixty-five percent (65%) of the TOKIN Preferred Stock. Such security interests shall be granted pursuant to an Additional Specified Foreign Pledge Agreement reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which KEC (or, to the extent applicable, any other Credit Party) agrees to take) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the Intercreditor Agreement, any Additional Intercreditor

Agreement and any Pari Passu Intercreditor Agreement, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.
(e)    The Borrowers agree that each action required by clauses (a) through (d) of this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days after the occurrence of the related event, action or request by the Administrative Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise agree in its sole discretion), as the case may be; provided that, in no event will the Parent or any Restricted Subsidiary be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12.
9.13    Post-Closing Actions. The Parent agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.14    Permitted Acquisitions.
(a)    Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, Parent and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto and (ii) at the time of the consummation of any Permitted Acquisition, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, does not exceed 2.25 to 1.00.
(b)    With respect to any Permitted Acquisition involving the creation or acquisition of a Person, such Person shall become a Restricted Subsidiary.
(c)    The Parent shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time periods) required by, Section 9.12, to the reasonable satisfaction of the Administrative Agent.
9.15    Credit Ratings. The Parent shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to Parent, and a credit rating from S&P and Moody’s with respect to the Indebtedness incurred pursuant to this Agreement, in all cases, but not a specific rating.
9.16    Designation of Subsidiaries(a)    . Parent may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of Parent as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Subsidiary designated immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such Subsidiary under the Subsidiaries Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to Parent or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) the ABL Credit Agreement or (II) any Refinancing Notes Indenture, any Permitted Pari Passu Notes Document, any Permitted Junior Debt Document or other debt instrument, in each case of this clause (II), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Parent shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vi) no Parent may be designated an Unrestricted Subsidiary and (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Parent in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Parent’s Investment in such Subsidiary.
9.17    KEC. Parent will, and Parent will cause KEC to, do or cause to be done, all things necessary to ensure that KEC constitutes a Restricted Subsidiary.

Section 10.    Negative Covenants. Each Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loans (together with interest thereon), Fees and all other Obligations (other than contingent obligations and liabilities and obligations under any Designated Interest Rate Protection Agreement or any Designated Treasury Services Agreement) are paid in full:
10.01    Liens. The Parent will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Parent or any of the Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):
(i)    Liens for Taxes not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;
(ii)    Liens imposed by law in the ordinary course of business, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and if such Liens secure amounts more than 60 days past due, such Liens are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;
(iii)    Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);
(iv)    (x) Liens created pursuant to the Credit Documents, (y) Liens securing Obligations (as defined in the ABL Credit Agreement) under the ABL Credit Agreement and the credit documents related thereto and incurred pursuant to Section 10.04(i)(y) and, including any Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements that are guaranteed or secured by the guarantees and security interests thereunder; provided, in the case of this clause (y), that the collateral agent under the ABL Credit Agreement shall have entered into the Intercreditor Agreement, and (z) Liens securing Refinancing Term Loans and Refinancing Notes incurred pursuant to Section 10.04(xxxi);
(v)    Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Parent or any of the Restricted Subsidiaries;
(vi)    Liens (x) upon assets of Parent or any of the Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of Parent or any of the Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);
(vii)    [reserved];
(viii)    easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Parent or any of the Restricted Subsidiaries;
(ix)    Liens arising from precautionary UCC or other similar financing statement filings regarding leases or consignments entered into in the ordinary course of business;
(x)    attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi)    statutory and common law landlords’ liens under leases to which Parent or any of the Restricted Subsidiaries is a party;
(xii)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;
(xiii)    [reserved];
(xiv)    (A) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Parent or any Restricted Subsidiary and (B) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);
(xv)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;
(xvi)    Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 10.04;
(xvii)    any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;
(xviii)    Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);
(xix)    any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture;
(xx)    Liens in favor of any Parent or any Subsidiary Guarantor securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;
(xxi)    Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;
(xxii)    Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);
(xxiii)    Liens that may arise on inventory or equipment of Parent or any of the Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Parent and its Restricted Subsidiaries;
(xxiv)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxv)    Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(xxvi)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(xxvii)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of the Restricted Subsidiaries in the ordinary course of business;
(xxviii)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;
(xxix)    other Liens to the extent securing liabilities with a principal amount not in excess of $30,000,000 in the aggregate at any time outstanding;

(xxx)    Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxvii);
(xxxi)    cash deposits with respect to any Refinancing Notes or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07, and cash deposits in connection with the Senior Secured Notes Redemption;
(xxxii)    Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);
(xxxiii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;
(xxxiv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xxxv)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Parent and its Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Parent or any Restricted Subsidiary;
(xxxvi)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(xxxvii)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xxxviii)    so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed $15,000,000 securing any Interest Rate Protection Agreement or Other Hedging Agreement permitted hereunder;
(xxxix)    Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxix);
(xl)    customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);
(xli)    leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Parent or any of the Restricted Subsidiaries; and

(xlii)    Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any Permitted Pari Passu Notes or any Permitted Junior Debt.
In connection with the granting of Liens of the type described in this Section 10.01 by Parent or any of the Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
10.02    Consolidation, Merger, or Sale of Assets, etc. The Parent will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:
(i)    any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;
(ii)    Parent and its Restricted Subsidiaries may sell assets (including Collateral and Equity Interests), so long as (x) Parent or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Parent or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets or Equity Interests having a fair market value of more than $5,000,000, at least 75% of the consideration received by Parent or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by Parent or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Parent and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of Parent or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by Parent or any of the Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by Parent or any of the Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of (1) $50,000,000 and (2) 5.00% of Consolidated Total Assets (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(iii)    each of Parent and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));
(iv)    each of Parent and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
(v)    each of Parent and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Parent or any of the Restricted Subsidiaries, including of Intellectual Property;
(vi)    (w) any Domestic Subsidiary of the Parent (other than KEC) may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Borrowers (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not a Borrower, such Person expressly assumes, in writing, all the obligations of the applicable Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of the Parent, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of the Parent may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary) of the Parent and (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of the Parent may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, amalgamation or liquidation;
(vii)    Parent and any Restricted Subsidiary may enter into transactions among the Parent and/or Restricted Subsidiaries in connection with reorganizations and related activities related to tax planning; provided that (1) such tax planning activities do not result in a material adverse tax consequence to the Lenders or (2) any entity that is reorganized pursuant to such tax planning activities is reorganized in the United States, the Republic of Singapore, Japan, Italy or Mexico;
(viii)    each of Parent and its Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than $5,000,000;
(ix)    each of Parent and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of the Parent or its Restricted Subsidiaries;
(x)    each of the Parent and its Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of the Parent and its Restricted Subsidiaries, and (y) such assets have a fair market value not in excess of the greater of (A) $40,000,000 and (B) 4.00% of Consolidated Total Assets (measured at the time of disposition thereof), and (z) such assets are sold, transferred or disposed of within 18 months of the relevant Permitted Acquisition;
(xi)    in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of Parent may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;
(xii)    each of Parent and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by Parent) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a),having an aggregate fair market value not in excess of $20,000,000;
(xiii)    [reserved];
(xiv)    each of Parent and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(xv)    each of Parent and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi)    each of Parent and its Restricted Subsidiaries may abandon Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;
(xvii)    each of Parent and its Restricted Subsidiaries may make voluntary terminations of or unwind Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements;
(xviii)    the Parent and Restricted Subsidiary may make dispositions resulting from foreclosures by third parties on properties of the Parent or such Restricted Subsidiary and acquisitions by the Parent or any Restricted Subsidiary resulting from foreclosures by such Persons or properties of third parties;
(xix)    each of Parent and its Restricted Subsidiaries may terminate leases and subleases;
(xx)    each of Parent and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;
(xxi)    each of Parent or the Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;
(xxii)    sales, dispositions or contributions of property (A) between Credit Parties, (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property shall, in each case, constitute an Investment in such Restricted Subsidiary subject to Section 10.05.
(xxiii)    dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xxiv)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with Section 5.02(f);

(xxv)    any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02; and
(xxvi)    dispositions permitted by Section 10.03.
To the extent the Required Lenders (or such other percentage of the Lenders as may be required by Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to a Parent or a Subsidiary Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.
10.03    Dividends. The Parent will not, and will not permit any of the Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to Parent or any of the Restricted Subsidiaries, except that:
(i)    any Restricted Subsidiary of the Parent may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Parent or to other Restricted Subsidiaries of Parent which directly or indirectly own equity therein;
(ii)    any non-Wholly-Owned Subsidiary of the Parent may declare and pay cash Dividends to its shareholders generally so long as the Parent or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(iii)    so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Parent may pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Parent or such other Parent Company from management, employees, officers and directors (and their successors and assigns) of the Parent and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends paid by Parent or such other Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not, in either case, exceed during any fiscal year of Parent $4,000,000 (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the next succeeding fiscal year pursuant to this clause (iii)); and (B) such amount in any fiscal year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Parent or any Restricted Subsidiary after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Parent, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to Parent; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (iii) will not be considered to be net proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I);
(iv)    the Parent may pay cash dividends or other distributions, or make loans or advances to any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication, the purchase or other acquisition by Parent or any other Parent Company of the Parent of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by Parent, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Parent or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.02) into Parent or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;
(v)    reasonable and customary indemnities to directors, officers and employees of Parent or any other Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;
(vi)    KEC may pay cash Dividends to Parent so long as the proceeds thereof are promptly used by Parent (or subsequently paid (including as a Dividend by Parent) to any other Parent Company) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;
(vii)    any Dividend used to fund the Transactions, including Transactions Costs;
(viii)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards, or upon the vesting of shares of restricted stock or restricted stock units;
(ix)    any Dividends to the extent the same are made solely with the Available Amount, so long as at the time of, and immediately after giving effect to such Dividend, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, does not exceed 1.50 to 1.00;
(x)    the declaration and payment of Dividends or the payment of other distributions by the Parent in an aggregate amount since the Closing Date, when added to the aggregate amount of Investments made pursuant to Section 10.05(xix) and the aggregate amount expended in reliance on Section 10.07(a)(C)(iii), not to exceed $25,000,000;
(xi)    Parent and its Restricted Subsidiaries may declare and make a Dividend payment or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;
(xii)    Parent may pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom; provided that the amount of any such cash proceeds that are utilized for any Dividend under this clause (xii) will not be considered to be cash proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”;
(xiii)    Parent and its Restricted Subsidiaries may pay Dividends within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03;
(xiv)    So long as Parent is a public company with common equity listed on any public securities exchange, Parent and its Restricted Subsidiaries may pay Dividends on Parent’s common equity in an amount not to exceed $7,500,000 per fiscal year; and
(xv)    Dividends to Parent or any Restricted Subsidiary solely to the extent made in connection with the TOKIN Loan Documents.
In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definition of Consolidated EBITDA and Consolidated Net Income), amounts loaned or advanced to Parent pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Parent to the extent provided in said Section 10.05(vi).
10.4    Indebtedness. The Parent will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(i)    (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including any Incremental Term Loan); and (y) Indebtedness incurred pursuant to the ABL Credit Agreement so long as the aggregate principal amount thereof does not to exceed $90,000,000 plus the principal amount of any protective advances made thereunder;
(ii)    Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements is a bona fide hedging activity and is not for speculative purposes;

(iii)    Indebtedness of Parent and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iii) exceed $20,000,000 at any one time outstanding;
(iv)    Intercompany Indebtedness among Parent and its Restricted Subsidiaries;
(v)    (A) Indebtedness of a Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, shall not exceed 2.25 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect thereof;
(vi)    cash management pooling obligations and arrangements among Parent and its Restricted Subsidiaries to the extent permitted by Section 10.05(vi);
(vii)    Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 and any Permitted Refinancing Indebtedness in respect thereof;
(viii)    Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed $50,000,000;
(ix)    the TOKIN Loans as set forth in the TOKIN Loan Documents as in effect on the Closing Date;
(x)    Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;
(xi)    Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;
(xii)    Indebtedness in respect of Other Hedging Agreements so long as the entering into of such Other Hedging Agreements is a bona fide hedging activity and not for speculative purposes;

(xiii)    unsecured Indebtedness; provided that (a) no such Indebtedness shall be subject to scheduled amortization or have a final maturity (excluding for this purpose, customary interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (b) to the extent incurred by any Credit Party, the covenants and events of default, taken as a whole, shall not be materially more restrictive than the related provisions contained in this Agreement; provided that any such terms may be materially more restrictive to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrowers delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (b), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrowers of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)), (c) when incurred, the Consolidated Total Gross Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, shall not exceed 4.00 to 1.00, (d) when incurred, the Fixed Charge Coverage Ratio (as defined in the ABL Credit Agreement as in effect on the date hereof), determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, shall not be less than 2.00 to 1.00 and (e) the aggregate outstanding amount of such Indebtedness incurred by non-Credit Parties shall not exceed $25,000,000;
(xiv)    [reserved];
(xv)    additional Indebtedness of Parent and its Restricted Subsidiaries not to exceed $30,000,000 in aggregate principal amount outstanding at any time;
(xvi)    Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;
(xvii)    Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;
(xviii)    guarantees made by Parent or any of the Restricted Subsidiaries of Indebtedness of Parent or any of the Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Credit Party shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix)    guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;
(xx)    guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition or other Investment to which such Indebtedness relates;
(xxi)    customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;
(xxii)    guarantees of Indebtedness of directors, officers and employees of Parent or any of the Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;
(xxiii)    guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xxxi) of Section 10.05, shall not exceed $30,000,000;
(xxiv)    [reserved];
(xxv)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;
(xxvi)    (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Parent or the Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of Parent and its Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;
(xxvii)    (A) Permitted Pari Passu Notes or Permitted Junior Debt in an amount not to exceed the then remaining aggregate principal amount of Incremental Term Loans that could be incurred at such time pursuant to Section 2.15 so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes,” “Permitted Junior

Notes” or “Permitted Junior Loans,” as the case may be, and (ii) no Event of Default then exists or would immediately result therefrom (provided that, with respect to any such Indebtedness incurred to finance a Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A);
(xxviii)    (x) guarantees made by the Parent or any of the Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of the Parent or any of the Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party as an account party in respect of trade letters of credit issued in the ordinary course of business;
(xxix)    [reserved];
(xxx)    Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);
(xxxi)    Indebtedness under Refinancing Notes and Refinancing Term Loans, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 5.02(c); and
(xxxii)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.
Notwithstanding anything to the contrary, in no event shall the aggregate amount of indebtedness incurred pursuant to this Section 10.04 (excluding indebtedness incurred pursuant to Section 10.04(viii)) by non-Credit Parties exceed $75,000,000 in the aggregate.
10.5    Advances, Investments and Loans. The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Equity Interests, Indebtedness or securities of, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Parent and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):
(i)    the Parent and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Parent or such Restricted Subsidiary;
(ii)    Parent and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)    Parent and its Restricted Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;
(iv)    Parent and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(v)    Parent and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), and Other Hedging Agreements to the extent permitted by Section 10.04(xii);
(vi)    Parent and any Restricted Subsidiary may make intercompany Investments in, and loans and advances to, Parent or any Restricted Subsidiary, as applicable;
(vii)    Permitted Acquisitions shall be permitted in accordance with Section 9.14;
(viii)    loans and advances by Parent and its Restricted Subsidiaries to officers, directors and employees of Parent and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Parent or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;
(ix)    advances of payroll payments to employees of Parent and its Restricted Subsidiaries in the ordinary course of business;
(x)    non-cash consideration may be received in connection with any Asset Sale permitted pursuant to Section 10.02(ii) or (x);
(xi)    additional Restricted Subsidiaries of Parent may be established or created if Parent and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);
(xii)    (w) trade credit extended in the ordinary course of business (including advances made to distributors consistent with past practice), (x)

Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, (y) Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or (z) advances made to distributors in the ordinary course of business;
(xiii)    earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);
(xiv)    Investments in deposit accounts or securities accounts opened in the ordinary course of business;
(xv)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;
(xvi)    Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;
(xvii)    [reserved];
(xviii)    Investments to the extent the same are made solely with the Available Amount;
(xix)    in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxiii) of this Section 10.05, Parent and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix), when added to the aggregate amount of Dividends pursuant to Section 10.03(x) and the aggregate amount expended in reliance on Section 10.07(a)(C)(iii), not to exceed $20,000,000;
(xx)    the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than Parent and its Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Parent or such Restricted Subsidiary, as the case may be, in good faith;
(xxi)    loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);
(xxii)    Investments to the extent that payment for such Investments is made solely in the form of common Equity Interests or Qualified Preferred Stock of Parent or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;

(xxiii)    Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(xxiv)    Investments in a joint venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such joint venture;
(xxv)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;
(xxvi)    Investments by Parent and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;
(xxvii)    guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent or its Subsidiaries;
(xxviii)    Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;
(xxix)    Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) that are at any time outstanding not to exceed $30,000,000 at any one time outstanding;
(xxx)    any Investments, so long as, on the date of such Investment, (i) no Event of Default has occurred and is continuing or would immediately result from the making thereof and (ii) on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.00; and
(xxxi)    Investments by Parent and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, $30,000,000.
10.6    Transactions with Affiliates. The Parent will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Parent or any of its Subsidiaries, other than on terms and conditions deemed in good faith by the board of directors of Parent (or any committee thereof) to be not less favorable to Parent or such Restricted Subsidiary as would reasonably be obtained by Parent or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:
(i)    Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;
(ii)    loans and other transactions among Parent and its Restricted Subsidiaries;
(iii)    customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Parent and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of Parent and the other Restricted Subsidiaries, to any other Parent Company);
(iv)    Parent and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors of Parent and its Restricted Subsidiaries in the ordinary course of business;
(v)    the Transactions (including Transactions Costs) shall be permitted;
(vi)    to the extent not otherwise prohibited by this Agreement, transactions between or among Parent and any of the Restricted Subsidiaries shall be permitted (including equity issuances)
(vii)    Investments in Parent’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;
(viii)    transactions between Parent and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Parent or any Parent Company; provided, however, that such director abstains from voting as a director of Parent or such Parent Company, as the case may be, on any matter involving such other Person;
(ix)    payments by Parent or any of the Restricted Subsidiaries to any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Parent in good faith;
(x)    guarantees of performance by Parent and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money; and

(xi)    the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock to any Parent Company, or to any director, officer, employee or consultant thereof.
10.7    Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Parent will not, and will not permit any of the Restricted Subsidiary to:
(a)    make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes (other than Refinancing Notes secured by Liens ranking pari passu with the Liens securing the Indebtedness under this Agreement), except that (A) the Borrowers may consummate the Transactions, (B) KEC may repay, redeem or repurchase the TOKIN Loans in accordance with the TOKIN Loan Documents as in effect on the Closing Date and (C) Permitted Junior Debt, Subordinated Indebtedness and such Refinancing Notes may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Permitted Junior Debt or Refinancing Notes when due may be made) (i) in an aggregate amount equal to the Available Amount; provided, that solely to the extent clause (a)(i)(B) of the definition of “Available Amount” is being utilized, (x) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, shall not exceed 2.25 to 1.00, and (ii) in an aggregate amount, when added to the aggregate amount of Dividends pursuant to Section 10.03(x) and the aggregate amount Investments made pursuant to Section 10.05(xix), not to exceed $25,000,000; provided, that nothing herein shall otherwise prevent Parent and its Restricted Subsidiaries from refinancing the Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes, in each case with Permitted Refinancing Indebtedness;
(b)    amend or modify, or permit the amendment or modification of any provision of, any Refinancing Note Document (after the entering into thereof) other than any amendment or modification that is not materially adverse to the interests of the Lenders; provided however, that the following shall not, in and of themselves, be deemed materially adverse to the interests of the Lenders: (1) any term or condition of any Refinancing Note Document in connection with the incurrence or issuance of any Permitted Refinancing Indebtedness; (2) any modification to the Effective Yield or changes to, or additions of, premiums or penalties; (3) any increase in the aggregate principal amount to the extent otherwise permitted by this Agreement; (4) any extension of maturity date or increase to Weighted Average Life to Maturity; (5) any amendment, modification or change to any terms applicable only to periods after the Latest Maturity Date at the time of such amendment, modification or change; and (6) amendments, modifications or changes to maintain consistency with, as applicable, those being made substantially concurrently to the Credit Documents (including, for the avoidance of doubt, the addition of any covenant or other provision added or extended under this Agreement);
(c)    amend or modify, or permit the amendment or modification of any provision of, any TOKIN Loan Document or any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or
(d)    amend, modify or change the certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by-laws (or the equivalent organizational documents) of the Parent or any Restricted Subsidiary, unless such amendment, modification, change or other action contemplated by this clause (d) is not materially adverse to the interests of the Lenders.
10.8    Limitation on Certain Restrictions on Subsidiaries. The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Parent or any of the Restricted Subsidiaries, or pay any Indebtedness owed to Parent or any of the Restricted Subsidiaries, (b) make loans or advances to Parent or any of the Restricted Subsidiaries or (c) transfer any of its properties or assets to Parent or any of the Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:
(i)    applicable law;
(ii)    this Agreement and the other Credit Documents and the ABL Credit Agreement and the other definitive documentation entered into in connection therewith;
(iii)    any Refinancing Term Loans and Refinancing Note Documents;
(iv)    customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Parent or any of the Restricted Subsidiaries;
(v)    customary provisions restricting assignment of any licensing agreement (in which Parent or any of the Restricted Subsidiaries is the licensee) or other contract entered into by Parent or any of the Restricted Subsidiaries in the ordinary course of business;
(vi)    restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii)    any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Parent or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;
(viii)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;
(ix)    any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;
(x)    an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Borrowers or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);
(xi)    restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;
(xii)    restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, which Indebtedness is permitted by Section 10.04;
(xiii)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;
(xiv)    on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents and (ii) the Permitted Pari Passu Notes Documents; and
(xv)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis.
10.9    Business. The Parent will not permit at any time the business activities taken as a whole conducted by Parent and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Parent and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) except that Parent and its Restricted Subsidiaries may engage in Similar Businesses.

10.10    Negative Pledges. The Parent shall not, and shall not permit any of the Restricted Subsidiaries that are Credit Parties to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Secured Creditors, other than pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement contemplated by this agreement, and except that this Section 10.10 shall not apply to:
(i)    any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;
(ii)    covenants existing under the ABL Credit Agreement and the other credit documents pursuant thereto;
(iii)    the covenants contained in any Refinancing Term Loans, any Refinancing Note Documents, any Permitted Pari Passu Notes Documents or any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);
(iv)    covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;
(v)    customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;
(vi)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;
(vii)    restrictions imposed by law;
(viii)    customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;
(ix)    contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;
(x)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi)    restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;
(xii)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xiii)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness that constitutes seller financing incurred in connection with a Permitted Acquisition, but only to the extent relating to property acquired in such Permitted Acquisition; and
(xiv)    any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.11    Crystallization Event of Japanese Pledge Agreement. The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, declare or request the crystallization (i.e., fix the amount secured) of the blanket pledge (ne-shichiken) of the Pledge (as defined in the Japanese Pledge Agreement).
Section 11.    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
11.01    Payments. Any Borrower shall (i) default in the payment when due of any principal of any Term Loan or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Term Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document; or
11.02    Representations, etc. Any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
11.03    Covenants. The Parent or any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (as to any Borrower), 9.08, 9.11, 9.14(a) or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Section 11.01), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Parent by the Administrative Agent or the Required Lenders; or
11.04    Default Under Other Agreements. (i) The Parent or any of the Restricted Subsidiaries shall, after giving effect to any grace or cure period, default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause such Indebtedness to be accelerated or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of the Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount, and (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder; or
11.05    Bankruptcy, etc. Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or a Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Parent or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or
11.06    ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (d) the Parent or any of the Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect; or

11.07    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)), except pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments delivered to it or as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement; or
11.08    Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (other than pursuant to the terms hereof or thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or
11.09    Judgments. One or more judgments or decrees shall be entered against Parent or any Restricted Subsidiary (other than any Immaterial Subsidiary) of the Parent involving in the aggregate for Parent and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount; or
11.10    Change of Control. A Change of Control shall occur;
then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Parent, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce each Guaranty.

Section 12.    The Administrative Agent.
12.01    Appointment and Authorization.
(a)    Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Parent nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “Collateral Agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” or “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, (or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 12 and Section 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
(c)    The Lenders hereby authorize the Administrative Agent to enter into the Intercreditor Agreements, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be being binding upon the Lenders.
(d)    Each of the Lenders, Guaranteed Creditors, and other secured parties hereof appoint the Administrative and Collateral Agent as “mandatario con rappresentanza” pursuant to articles 1703, 1704 and followings of the Italian Civil Code to act as their collateral agent under and in connection with the Italian Pledge Agreement and any other

Security Document governed by Italian law in order to perfect and hold (including, without limitations, exercise all rights, remedies and/or powers of any of the Lenders, Guaranteed Creditors, and other secured parties thereunder as well as to release such security upon occurrence of the relevant conditions) the security interests governed by Italian law granted by any party to secure the obligations of any party under any debenture, being the same Administrative and Collateral Agent expressly authorized to act in the name and on behalf of any of the Lenders, Guaranteed Creditors, and other secured parties in connection with the aforesaid documents pursuant to, and in case of occurrence of the events described in, articles 1394 and 1395 of the Italian Civil Code. Each assignee of any of the Lenders, Guaranteed Creditors, and other secured parties shall be deemed to have confirmed and ratified the aforesaid constitution of the Administrative and Collateral under Italian law by way of its accession to this Agreement.
12.02    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
12.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law;
(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent or a Lender; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
12.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.05    No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Lead Arranger nor any of its Affiliates shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

12.06    Non-reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
12.07    Indemnification by the Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or Collateral Agent (or any sub-agent of either of them), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Term Loans held by each Lender or, if the Term Loans have been repaid in full, based on the amount of outstanding Term Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.04.
12.08    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
12.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.01, 5.01 and 13.01) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.12 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.
12.10    Resignation of the Agents. The Administrative Agent may at any time give notice of its resignation (including as Collateral Agent) to the Lenders and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Parent’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by Parent, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with Parent’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Parent and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of Parent, to the extent so required) appoint a successor Administrative Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
12.11    Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) irrevocably authorizes the Administrative Agent and the Collateral Agent,
(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the

Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements), (ii) that is sold or otherwise transferred or to be sold or otherwise transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes Excluded Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Subsidiaries Guaranty pursuant to clause (b) below or (v) if approved, authorized or ratified in writing in accordance with Section 13.12;
(b)    to release any Subsidiary Guarantor from its obligations under the Subsidiaries Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01(iv)(y), (vi) or (xiv) or any other Lien that is expressly permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon any Excluded Collateral.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents and instruments, and take such actions, as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
12.12    Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that obtains the benefits of Section 11, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit

Documents. Notwithstanding any other provision of this Section 12.12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor. Each Guaranteed Creditor agrees to be bound by this Section 12 to the same extent as a Lender hereunder.
12.13    Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 5.04 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
Section 13.    Miscellaneous.
13.01    Payment of Expenses, etc.
(a)    The Borrowers hereby jointly and severally agree to: (i) pay all reasonable and documented out-of-pocket costs and expenses of the Agents (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution, enforcement and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable and documented out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs Parent of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnified Persons); and (iii) indemnify each Agent and each Lender and their respective Affiliates, and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses or disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them (the “Indemnified Liabilities”) as a result of, or arising out of, or in any way related to, or by reason of, (A) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) or preparation of a defense in connection therewith related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (B) the actual or alleged presence of Hazardous Materials relating in any way to any Real Property owned, leased or operated, at any time, by Parent or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by Parent or any of its Subsidiaries at any location, whether or not owned, leased or operated by Parent or any of its Subsidiaries; the non-compliance by Parent or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim or liability under Environmental Laws relating in any way to the Parent, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to any Indemnified Liabilities (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person or any Affiliate of such Indemnified Person, or any of their respective partners, shareholders, officers, directors, employees, agents, trustees, representatives or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of their respective partners, shareholders, officers, directors, employees, agents, trustees, representatives or investment advisors) under this Agreement or the other Credit Documents (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by any Credit Party or any of their respective affiliates and is brought by an Indemnified Person against another Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
(b)    No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct.
(c)    No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of either Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of either Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).
13.02    Right of Setoff. After the occurrence and during the continuance of an Event of Default, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, the Administrative Agent, each Lender and each Guaranteed Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary, employee health and benefits, pension, 401(k), escrow and trust purposes) and any other Indebtedness at any time held or owing by the Administrative Agent, such Lender or such Guaranteed Creditor (including, without limitation, by branches and agencies of the Administrative Agent, such Lender or such Guaranteed Creditor wherever located) to or for the credit or the account of the Parent or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Lender or such Guaranteed Creditor under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender or such Guaranteed Creditor pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Lender or such Guaranteed Creditor shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted: if to any Credit Party, c/o KEMET Corporation, 2835 Kemet Way, Simpsonville, SC 29681, Attention: William Lowe, Telecopier No.: (864) 963-6306; with a copy (which shall not constitute notice) to Jenner & Block LLP, 353 North Clark Street, Chicago, IL 60654, Attention: H. Kurt von Moltke, Telecopier No.: (312) 527-0484; if to any Lender, at its address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent); and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Parent and the Administrative Agent. All such notices and communications shall, when mailed or overnight courier, be effective when deposited in the mails, or overnight courier, as the case may be, or sent by facsimile or other electronic means of transmission, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or Parent, as the case may be.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY

KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, the Subsidiary Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.
13.04    Benefit of Agreement; Assignments; Participations, etc.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void), except as contemplated by Section 10.02(vi), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    Parent; provided that, Parent shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of Parent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Tranche, the amount of the Commitment or

Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of Parent and the Administrative Agent otherwise consent; provided that no such consent of Parent shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Term Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with the payment by the assignee of a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.01. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this

Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to its own positions only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).
(c)    Any Lender may, without the consent of Borrowers or the Administrative Agent, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.04(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) shall be subject to the provisions of Section 2.12 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Parent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Term Loan or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    The Parent and its Restricted Subsidiaries shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.19 and 2.20, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the applicable Lender to the Borrowers. No such transfer or assignment shall be effective until recorded by the Administrative Agent (which the Administrative Agent agrees to promptly record) on the Register pursuant to clause (b) above. All Term Loans purchased pursuant to Sections 2.19 and 2.20 shall be immediately and automatically cancelled and retired, and the Borrowers shall in no event become a Lender hereunder. To the extent of any assignment to a Borrower as described in this clause (c), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.
(e)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank or central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Parent), any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.
(f)    Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.
(g)    [Reserved].
(h)    If any Borrower wishes to replace the Term Loans or Commitments with Term Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Term Loans or holdings such Commitments, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12).

Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Term Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(i)    The Administrative Agent shall have the right, and the Parent hereby expressly authorizes the Administrative Agent to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by the Parent (or its counsel) and any updates thereto. The Parent hereby agrees that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
(j)    Disqualified Lenders. Notwithstanding anything to the contrary contained in this Agreement, any assignment to a Disqualified Lender shall not be void, but shall be subject to the following provisions:
(i)    If any assignment is made to any Disqualified Lender without the Parent’s prior written consent, or if any Person becomes a Disqualified Lender after the Closing Date, the Parent may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, cancel any unfunded Commitment the subject thereof and (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood that, notwithstanding anything in the Credit Documents to the contrary, any such prepayment shall not be subject to any provisions requiring prepayments of the Term Loans on a pro rata basis and no other Term Loans shall be required to be repaid as a result of such prepayment) and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Transferee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that (i) the Parent shall have paid to the Administrative Agent the assignment fee (if any) specified in

Section 13.04(b) (unless waived by the Administrative Agent) and (ii) in the case of clause (A), the Borrowers shall not use the proceeds from any Loans or loans under the ABL Credit Agreement to prepay any Term Loans held by Disqualified Lenders.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06    Payments Pro Rata.
(a)    The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Term Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Term Loans as, and to the extent, provided therein.
13.07    Calculations; Computations.
(a)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further, that if Parent notifies the Administrative Agent that Parent wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies Parent that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then Parent and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended.

Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on Parent’s treatment thereof in accordance with U.S. GAAP as in effect on the Closing Date and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.
(b)    The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).
13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE JURISDICTION IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE

CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Parent and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
13.10    [Reserved].
13.11    Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12    Amendment or Waiver; etc.
(a)    Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) or the Administrative Agent with the written consent of the Required Lenders; provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity of any Term Loan, or reduce the rate or extend the time of payment of interest or fees thereon; except in connection with the waiver of the applicability of any post-default increase in interest rates, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of Required Lenders without the prior written consent of each Lender (it being understood that additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders may be included in the determination of the Required Lenders, as applicable, on substantially the same basis as the extensions of Initial Term Loans are included on the Closing Date), (vi) consent to the assignment or transfer by the Borrowers of any of their respective rights and obligations under this Agreement without the consent of each Lender or (vii) amend Section 2.14 the effect of which is to extend the maturity of any Term Loan without the prior written consent of each Lender directly and adversely affected thereby; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Closing Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount and any other conversion of any Tranche of Term Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Commitments are included on the Closing Date) or (6) without the consent of the Supermajority Lenders of the relevant Tranche, reduce the amount of or extend the date of, any Scheduled Repayment (except that, if additional Term Loans are made pursuant to a given Tranche, the scheduled repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (6)), or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the Initial Term Loans and Initial Term Loan Commitments are included on the Closing Date); and provided further that only the consent the Administrative Agent shall be necessary for amendments described in clause (x) of the first proviso contained in clause (f) of the definition of “Permitted Junior Loans.”
(b)    If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Parent shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Term Loans of each Tranche of such Lender in accordance with Section 5.01(c)(i); provided that, unless the Commitments that are terminated, and Term Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event Parent shall not have the right to replace a Lender, terminate its Commitments or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.15 enter into an Incremental Term Loan Commitment Agreement; provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Incremental Term Loan Lender of such Incremental Term Loan Commitment Agreement, such Incremental Term Loan

Commitment Agreement, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.
(d)    Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) (i) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) with the written consent of the Administrative Agent, the Borrowers and the Refinancing Term Loan Lenders, this Agreement and the other Credit Documents shall be amended (or amended and restated) in connection with any refinancing facilities permitted pursuant to Section 2.18.
(e)    Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.
(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Term Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
(g)    Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
13.13    Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14    [Reserved].

13.15    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 13.15, each Agent, Lead Arranger and Lender agrees that it will not disclose without the prior consent of Parent (other than to their respective affiliates and their respective directors, officers, employees, auditors, advisors or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Term Loans); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a)) any non-public information with respect to any Borrower or any of its Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of any Borrower or any Affiliate of any Borrower, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by any Borrower or on the Borrowers’ behalf; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the information proposed to be so disclosed.
(b)    Each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrowers or any of their Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrowers and their Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.
13.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act, and each Credit Party agrees to provide such information from time to time to any Lender.
13.17    [Reserved].
13.18    Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that the Borrowers, their respective Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Term Loans or any Credit Document or any other liability or obligation of the Borrowers or any of their Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrowers, for themselves and on behalf of their Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, the Borrowers further agree that the waivers set forth in this Section 13.18 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
13.19    [Reserved].
13.20    INTERCREDITOR AGREEMENT.
(a)    EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b)    THE PROVISIONS OF THIS SECTION 13.20 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.
(c)    THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.
13.21    Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arranger, any Lender or any of their respective Affiliates shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) the Borrowers and each Guarantor hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arranger, any Lender or any of their respective Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty. Each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.
13.22    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.23    Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
13.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
13.25    Original Issue Discount. FROM AND AFTER THE CLOSING DATE, THE LOANS MAY HAVE BEEN CONSIDERED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWERS AT THE ADDRESS SET FORTH IN SECTION 13.03 ABOVE.
13.26    Parallel Debt.
(a)    Notwithstanding anything to the contrary contained in this Agreement and the other Credit Documents and for the purpose of the pledge and security rights granted and to be granted under or pursuant to the Security Documents governed by the laws of Japan, the Borrower and each other Credit Party undertake to pay to the Collateral Agent, in its individual capacity as creditor in its own right and not as agent, representative or trustee, as a separate independent obligation to the Collateral Agent, the amount of its Parallel Debt.

(b)    No person shall be obligated to pay any amount representing Parallel Debt unless and until a corresponding amount of the Underlying Debt shall have become due and payable.
(c)    To the extent any amount is paid to and received by the Collateral Agent in payment of the Parallel Debt, the total amount due and payable in respect of the Underlying Debt shall be decreased as if such amount were received by the Secured Creditors or any of them in payment of the corresponding Underlying Debt.

Section 14.    Credit Agreement Party Guaranty.
14.01    The Guaranty. In order to induce the Agents and the Lenders (collectively, the “Lender Creditors”) to enter into this Agreement and the Lenders to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements, in recognition of the direct benefits to be received by each Credit Agreement Party from the proceeds of the Term Loans and the entering into of such Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements, each Borrower hereby agrees with the Guaranteed Creditors as follows: each Borrower hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors and any Indemnified Person, as applicable. If any or all of the Relevant Guaranteed Obligations of any Credit Agreement Party to the Guaranteed Creditors becomes due and payable hereunder, such Borrower, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, on order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations. This Credit Agreement Party Guaranty is a guaranty of payment and not of collection. This Credit Agreement Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Relevant Guaranteed Party), then and in such event the respective Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Agreement Party, notwithstanding any revocation of this Credit Agreement Party Guaranty or any other instrument evidencing any liability of any Relevant Guaranteed Party, and each Credit Agreement Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
14.02    Bankruptcy. Additionally, each Borrower unconditionally and irrevocably guarantees the payment of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Relevant Guaranteed Party upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.
14.03    Nature of Liability. The liability of each Borrower hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Relevant Guaranteed Obligations, whether executed by any other guarantor or by any other party, and each Borrower understands and agrees, to the fullest extent permitted under law, that the liability of such Borrower hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Relevant Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Relevant Guaranteed Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel by any Relevant Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Relevant Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Credit Agreement Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or unenforceability of all or any part of the Relevant Guaranteed Obligations or of any security therefor.
14.04    Independent Obligation. The obligations of each Borrower hereunder are independent of the obligations of any other guarantor, any other party or any Relevant Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Credit Agreement Party whether or not action is brought against any other guarantor, any other party or any Relevant Guaranteed Party and whether or not any other guarantor, any other party or any Relevant Guaranteed Party be joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Relevant Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Relevant Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Agreement Party. The provisions of this Section 14 constitute a continuing guaranty and includes all present and future Relevant Guaranteed Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Relevant Guaranteed Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Relevant Guaranteed Obligations after prior Relevant Guaranteed Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke the provisions of this Section 14 as to future Relevant Guaranteed Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Borrower acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Administrative Agent, (ii) no such revocation shall apply to any Relevant Guaranteed Obligations in existence on the date of receipt by Administrative Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Relevant Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Relevant Guaranteed Party in existence on the date of such revocation, (iv) no payment by any Credit Agreement Party or from any other source, prior to the date of Administrative Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Credit Agreement Party hereunder, and (v) any payment by any Borrower or from any source other than such Credit Agreement Party subsequent to the date of such revocation shall first be applied to that portion of the Relevant Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of such Borrower hereunder. No failure or delay on the part of any Relevant Guaranteed Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Relevant Guaranteed Party would otherwise have. Except as otherwise required by the Credit Documents, no notice to or demand on any Credit Agreement Party in any case shall entitle such Credit Agreement Party to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Relevant Guaranteed Party to any other or further action in any circumstances without notice or demand. It is not necessary for any Relevant Guaranteed Party to inquire into the capacity or powers of any Borrower or any other Relevant Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
14.05    Authorization. To the fullest extent permitted under law, each Borrower authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:
(a)    change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Agreement Party Guaranty shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed or altered;
(b)    take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;
(c)    exercise or refrain from exercising any rights against any Relevant Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;
(d)    release or substitute any one or more endorsers, guarantors, any Relevant Guaranteed Party, other Credit Parties or other obligors;

(e)    settle or compromise any of the Relevant Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) to its creditors other than the Guaranteed Creditors;
(f)    except as otherwise expressly required by the Security Documents, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities to the Guaranteed Creditors regardless of what liability or liabilities remain unpaid;
(g)    consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement, any Designated Treasury Services Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement, any Designated Treasury Services Agreement or any of such other instruments or agreements; and/or
(h)    take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Agreement Party from its liabilities under this Credit Agreement Party Guaranty.
14.06    Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Relevant Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
14.07    Subordination. Any indebtedness of any Relevant Guaranteed Party now or hereafter owing to any Credit Agreement Party is hereby subordinated to the Relevant Guaranteed Obligations of such Relevant Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Relevant Guaranteed Party to such Credit Agreement Party shall be collected, enforced and received by such Credit Agreement Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations of such Relevant Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Credit Agreement Party under the other provisions of this Credit Agreement Party Guaranty. Without limiting the generality of the foregoing, each Credit Agreement Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Relevant Guaranteed Party which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Relevant Guaranteed Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Relevant Guaranteed Obligations and all other amounts payable hereunder, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Relevant Guaranteed Obligations or other amounts payable hereunder thereafter arising. Notwithstanding anything to the contrary contained herein, no Credit Agreement Party may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Credit Agreement Party (the “Foreclosed Credit Agreement Party”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with a sale or other disposition by Collateral Agent of the Equity Interests of such Foreclosed Credit Agreement Party, whether pursuant to the Security Agreement or otherwise.
14.08    Waiver.
(a)    Each Borrower waives any right (except as shall be required by applicable law and cannot be waived) any right to require any Guaranteed Creditor to (i) proceed against any Relevant Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Relevant Guaranteed Party, any other guarantor or any other party, (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Credit Agreement Party or any other Person, or any collateral, or (iv) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each Credit Agreement Party waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of any defense of any Relevant Guaranteed Party, any other guarantor or any other party, other than payment of the Relevant Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Relevant Guaranteed Party, any other guarantor or any other party, or the validity, legality or unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Relevant Guaranteed Party other than payment of the Relevant Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Relevant Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Credit Agreement Party hereunder except to the extent the Relevant Guaranteed Obligations have been paid. Each Credit Agreement Party waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Agreement Party against any Relevant Guaranteed Party or any other party or any security.
(b)    Each Borrower waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Agreement Party Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Guaranteed Obligations. Each Credit Agreement Party assumes all responsibility for being and keeping itself informed of each Relevant Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which such Credit Agreement Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any Credit Agreement Party of information known to them regarding such circumstances or risks.
(c)    Each Borrower, to the fullest extent permitted under law, (i) subordinates to the payment in full of the Obligations, any right to assert against any Relevant Guaranteed Party, any defense (legal or equitable), set-off, counterclaim, or claim which each Credit Agreement Party may now or at any time hereafter have against Borrower or any other party liable to any Relevant Guaranteed Party; and (ii) waives any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor.
14.09    Maximum Liability. It is the desire and intent of each Credit Agreement Party and the Guaranteed Creditors that this Credit Agreement Party Guaranty shall be enforced against such Credit Agreement Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Credit Agreement Party under this Credit Agreement Party Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Credit Agreement Party’s obligations under this Credit Agreement Party Guaranty shall be deemed to be reduced and such Credit Agreement Party shall pay the maximum amount of the Relevant Guaranteed Obligations which would be permissible under applicable law.
14.10    Payments. All payments made by a Borrower pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.
14.11    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 14.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligations.

(d)    The Obligations of each Borrower under the provisions of this Section 14.11 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement and the other Credit Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or any other Secured Creditor under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).
(f)    Each Borrower represents and warrants to the Agents and the other Secured Creditors that such Borrower is currently informed of the financial condition of the other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and the other Secured Creditors that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    Each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any other Secured Creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such Secured Creditor’s rights of subrogation and reimbursement against any Borrower.
(h)    [Reserved].
(i)    The provisions of this Section 14.11 are made for the benefit of the Agents, the other Secured Creditors and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Agent, any other Secured Creditor or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 14.11 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the express terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any other Secured Creditor upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 14.11 will forthwith be reinstated in effect, as though such payment had not been made.

(j)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to any Agent or any other Secured Creditor with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in accordance with the terms of this Agreement. Any claim which any Borrower may have against the other Borrower with respect to any payments to any Agent or any other Secured Creditor hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor.
(k)    Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to any indebtedness owing by any Borrower to the other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of the other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, subject to the Intercreditor Agreement, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agents, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 7.4 of the Security Agreement.
(l)    Each Borrower hereby agrees that, to the extent any Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against the other Borrower hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Borrower’s right of contribution shall be subject to the terms and conditions of clauses (j) and (k) of this Section 14.11. The provisions of this clause (l) shall in no respect limit the obligations and liabilities of any Borrower to the Agents and the Lenders, and each Borrower shall remain liable to the Agent and the Lenders for the full amount such Borrower agreed to repay hereunder.
14.12    Keepwell. Each Borrower that is a Qualified ECP Guarantor (as defined below) at the time the Credit Agreement Party Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under this Credit

Agreement Party Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 14.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 14.12 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act. “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Agreement Party that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
KEMET CORPORATION, as a Borrower
By:    /s/ WILLIAM M. LOWE, JR.
    Name: William M. Lowe, Jr.
    Title: Executive Vice President and Chief
Financial Officer
KEMET ELECTRONICS CORPORATION, as a Borrower
By:    /s/ WILLIAM M. LOWE, JR.
    Name: William M. Lowe, Jr
    Title: Executive Vice President and Chief
Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
By:    /s/ DAVID H. STRICKERT
    Name: David H. Strickert
    Title: Managing Director
BANK OF AMERICA, N.A., as a Lender
By:    /s/ DAVID H. STRICKERT
    Name: David H. Strickert
    Title: Managing Director

[Term Loan Credit Agreement]